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AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

    THIS AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT is entered into as of January 31, 2001, by and among:

      (1) PRECISION RECEIVABLES CORP., an Oregon corporation (together with its successors and permitted assigns, the "Borrower"),

      (2) PRECISION CASTPARTS CORP., an Oregon corporation (together with its successors, "PCC"), as initial servicer hereunder (in such capacity, together with any successor servicer or sub-servicer appointed pursuant to Section 8.1, the "Servicer"),

      (3) BLUE RIDGE ASSET FUNDING CORPORATION, a Delaware corporation (together with its successors, "Blue Ridge"), and WACHOVIA BANK, N.A., a national banking association, in its capacity as a Liquidity Bank to Blue Ridge (together with its successors, "Wachovia"), as Lenders (hereinafter defined), and

      (4) WACHOVIA BANK, N.A., as agent for the Lenders (in such capacity, together with any successors thereto in such capacity, the "Agent"),

and amends and restates in its entirety that certain Credit and Security Agreement dated as of December 10, 1999 among the parties (the "Existing Agreement"). Unless otherwise indicated, capitalized terms used in this Agreement are defined in Annex A.

W I T N E S S E T H:

      WHEREAS, the Borrower is a wholly-owned direct subsidiary of PCC;

      WHEREAS, certain of PCC's Subsidiaries as Originators have entered into the First-Step Receivables Purchase Agreement pursuant to which each of the Originators has sold, and hereafter will sell, to PCC all of its right, title and interest in and to its accounts receivable and certain related rights;

      WHEREAS, PCC has entered into the Sale Agreement pursuant to which PCC has sold and/or contributed, and hereafter will sell and/or contribute, to the Borrower all of PCC's right, title and interest in and to such accounts receivable and related rights;

      WHEREAS, the Originators are engaged primarily in the business of manufacturing complex metal components and products including large, complex structural investment castings and airfoil castings used in jet aircraft engines, industrial gas turbines, fluid management systems, industrial metalworking tools and machines, pulp and paper, advanced metalforming technologies, tungsten carbide and other metal products;

      WHEREAS, the Borrower has requested that the Lenders make revolving loans to the Borrower from time to time hereafter secured by the Collateral, and, subject to the terms and conditions contained in this Agreement, the Lenders are willing to make such secured loans;

      WHEREAS, the Lenders have requested that PCC act as the initial Servicer for the Collateral, and, subject to the terms and conditions contained in this Agreement, PCC is willing to act in such capacity; and

      WHEREAS, Wachovia has been requested, and is willing, to act as the Agent under this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I.
THE CREDIT

    Section 1.1  The Facility.  On the terms and subject to the conditions set forth in this Agreement, the Borrower (or the Servicer on the Borrower's behalf) may from time to time during the Revolving Period request Advances be made on Settlement Dates by delivering a Borrowing Request to the Agent in accordance with Section 2.1. Upon receipt of a copy of each Borrowing Request from the Borrower or Servicer, the Agent shall advise the Borrower not later than 12:00 noon (New York City time) on the Business Day following such receipt whether Blue Ridge and/or the Liquidity Banks will fund a Loan (or Loans) in the aggregate amount of the requested Advance, and in the event that Blue Ridge elects not to make any such Loan to the Borrower, each of the Liquidity Banks severally agrees to make its Ratable Share of such Loan to the Borrower, on the terms and subject to the conditions hereof, provided that at no time may the aggregate principal amount of Blue Ridge's and the Liquidity Banks' Loans at any one time outstanding exceed the lesser of (i) the Aggregate Commitment, and (ii) the Borrowing Base (such lesser amount, the "Allocation Limit"). Each Loan shall be in the minimum amount of $10,000,000 or a larger integral multiple of $1,000,000, or for the remaining unused amount of the Aggregate Commitment. All Liquidity Banks' Commitments shall terminate on the Termination Date. Each of the Loans, and all other Obligations of the Borrower, shall be secured by the Collateral as provided in Article IX.

    Section 1.2  Funding Mechanics; Liquidity Fundings.

    (a) Each Advance hereunder shall consist of Loans made from Blue Ridge and/or the Liquidity Banks.

    (b) Each Lender funding any Advance (or portion thereof) shall initiate a wire transfer in the principal amount of its Loan on the applicable Borrowing Date to the Agent in immediately available funds not later than 10:00 a.m. (New York City time) on the applicable Borrowing Date and, subject to its receipt of such Loan proceeds, the Agent shall initiate a wire transfer of such funds to the account specified by the Borrower in its Borrowing Request not later than 11:00 a.m. (New York City time) on such Borrowing Date.

    (c) While it is the intent of Blue Ridge to fund each requested Advance through the issuance of Commercial Paper Notes, the parties acknowledge that if Blue Ridge is unable, or determines that it is undesirable, to issue Commercial Paper Notes to fund all or any portion of the Loans at a CP Rate, or is unable to repay such Commercial Paper Notes upon the maturity thereof, Blue Ridge may put all or any portion of its Loans to the Liquidity Banks at any time pursuant to the Liquidity Agreement to finance or refinance the necessary portion of its Loans through a Liquidity Funding to the extent available. The Liquidity Fundings may be Alternate Base Rate Loans or Eurodollar Loans, or a combination thereof, selected by the Borrower in accordance with Article II. Regardless of whether a Liquidity Funding constitutes an assignment of a Loan or the sale of one or more participations therein, each Liquidity Bank participating in a Liquidity Funding shall have the rights of a "Lender" hereunder with the same force and effect as if it had directly made a Loan to the Borrower in the amount of its Liquidity Funding.

    (d) Nothing herein shall be deemed to commit Blue Ridge (or any other Lender) to make CP Rate Loans.

    Section 1.3  Interest Rates.

    (a) Each CP Rate Loan shall bear interest on the outstanding principal amount thereof at the CP Rate applicable to each CP Accrual Period.

    (b) Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto selected in accordance with

Article II of this Agreement to (but not including) the last day of such Interest Period at a rate per annum equal to the sum of (i) the applicable Eurodollar Rate (Reserve Adjusted) for such Interest Period plus (ii) the LIBOR Spread (as defined in the Fee Letter).

    (c) Each Alternate Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made to but excluding the date it is paid at a rate per annum equal to the Alternate Base Rate for such day. Changes in the rate of interest on Alternate Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate.

    (d) Notwithstanding anything to the contrary contained in Sections 1.3(a), (b) or (c), upon the occurrence of an Event of Default, and during the continuance thereof, all Obligations shall bear interest, payable upon demand, at the Default Rate.

    (e) Interest at any of the aforementioned rates shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on a Loan shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

    Section 1.4  Payment Dates; Noteless Agreement.

    (a) The Borrower promises to pay the principal of each CP Rate Loan on the earlier to occur of (i) the Termination Date, and (ii) the refinancing of such Loan with an Alternate Base Rate Loan or a Eurodollar Rate Loan.

    (b) The Borrower promises to pay the principal of each Eurodollar Loan on the earlier to occur of (i) the Termination Date, and (ii) the last day of its Interest Period.

    (c) The Borrower promises to pay the principal of each Alternate Base Rate Loan, together with all accrued and unpaid interest thereon, on or before the earlier to occur of (i) the Termination Date, and (ii) the refinancing of such Loan with a CP Rate Loan or a Eurodollar Rate Loan.

    (d) The Borrower promises to pay all accrued and unpaid interest on each Loan on its applicable Interest Payment Date.

    (e) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. Upon request of the Borrower or the Agent, such Lender will confirm the outstanding principal balances of its Loans and the amount of any accrued and unpaid interest thereon. The entries maintained in the accounts maintained pursuant to this Section shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

    Section 1.5  Prepayments.  Subject, in the case of CP Rate Loans and Eurodollar Loans, to the funding indemnification provisions of Section 4.3:

    (a) The Borrower may from time to time prepay, without penalty or premium, all outstanding Loans, or, in a minimum aggregate amount of $5,000,000 (or a larger integral multiple of $1,000,000), any portion of the outstanding Loans upon at least two (2) Business Days' prior written notice to the Agent (each such written notice, a "Prepayment Notice"), provided that each such prepayment of principal is made ratably amongst the Lenders and is accompanied by (i) a payment of all accrued and unpaid interest thereon and (ii) if the applicable Prepayment Notice was delivered in less than the

Required Notice Period prior to such prepayment, payment of any applicable Broken Funding Costs in connection with such prepayment;

    (b) If on any Business Day, the aggregate outstanding principal amount of Blue Ridge's Loans and the Liquidity Fundings made by the Liquidity Banks exceeds the Allocation Limit, the Borrower shall prepay such Loans, without premium or penalty, by initiating a wire transfer to the Agent not later than 11:00 a.m. (New York City time) on the second Business Day thereafter in an amount sufficient to eliminate such excess, together with accrued and unpaid interest on the amount prepaid; and

    (c) Upon receipt of any wire transfer pursuant to Section 1.5(b), the Agent shall initiate a wire transfer to the Lenders of their respective shares thereof not later than 11:00 a.m. (New York City time) on the date when received.

    Section 1.6  Reductions in Aggregate Commitment.  The Borrower may permanently reduce the Aggregate Commitment in whole, or ratably in part, in a minimum amount of $10,000,000 (or a larger integral multiple of $1,000,000), upon at least five (5) Business Days' written notice to the Agent (each, a "Commitment Reduction Notice"), provided, however, that (a) the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Advances, and (b) the amount of the Aggregate Commitment may not be reduced below $25,000,000 unless the Aggregate Commitment is terminated in full. All accrued and unpaid fees shall be payable on the effective date of any termination of the Aggregate Commitment. Each Commitment Reduction Notice shall be irrevocable once delivered to the Agent.

    Section 1.7  Requests for Increases in Aggregate Commitment.  The Borrower may from time to time request increases in the Aggregate Commitment in a minimum amount of $10,000,000 (or a larger integral multiple of $1,000,000), upon at least thirty (30) days' prior written notice to the Agent, which notice shall specify the amount of and proposed effective date for any such requested increase (each, a "Commitment Increase Request"). If each of the Lenders agrees to the requested increase by notifying the Agent and the Borrower in writing of their concurrence, such increase shall be made to the Commitments of the Liquidity Banks, ratably in accordance with their respective Ratable Shares as of the effective date specified in the Commitment Increase Request. If less than all of the Lenders agree to such increase, the amount of the Aggregate Commitment shall remain unchanged.

    Section 1.8  Extension of the Scheduled Termination Date.  Provided that no Event of Default exists and is continuing, the Borrower may request an extension of the Scheduled Termination Date by submitting a request for an extension (each, an "Extension Request") to the Agent no more than 60 days prior to the Scheduled Termination Date then in effect. The Extension Request must specify the new Scheduled Termination Date requested by the Borrower and the date (which must be at least thirty (30) days after the Extension Request is delivered to the Agent) as of which the Agent, the Lenders and the Liquidity Banks must respond to the Extension Request (the "Response Date"). The new Scheduled Termination Date shall be no more than 364 days after the Scheduled Termination Date in effect at the time the Extension Request is received, including the Scheduled Termination Date as one of the days in the calculation of the days elapsed. Promptly upon receipt of an Extension Request, the Agent shall notify Blue Ridge and the Liquidity Banks of the contents thereof and shall request each such Person to approve the Extension Request. Each Lender and Liquidity Bank approving the Extension Request shall deliver its written approval to the Agent no later than the Response Date, whereupon the Agent shall notify the Borrower within one (1) Business Day thereafter as to whether all of the Lenders have approved the Extension Request. If all of the Lenders have approved the Extension Request, the Scheduled Termination Date specified in the Extension Request shall become effective on the existing Scheduled Termination Date, and the Agent shall promptly notify the Borrower and the Lenders of the new Scheduled Termination Date. If all of the Lenders do not unanimously agree to an Extension Request, the Scheduled Termination Date shall remain unchanged.

    Section 1.9  Distribution of Certain Notices; Notification of Interest Rates.  Promptly after receipt thereof, the Agent will notify Blue Ridge and the Liquidity Banks of the contents of each Information Package, Borrowing Request, Extension Request, Commitment Reduction Notice, Prepayment Notice, Commitment Increase Request or notice of default received by it from the Borrower or the Servicer hereunder. In addition, the Agent shall promptly notify the Lenders and the Borrower of each determination of and change in Interest Rates.

ARTICLE II.
BORROWING AND PAYMENT MECHANICS; CERTAIN COMPUTATIONS

    Section 2.1  Method of Borrowing.  The Borrower (or the Servicer on the Borrower's behalf) shall give the Agent irrevocable notice in the form of Exhibit 2.1 hereto (each, a "Borrowing Request") not later than 12:00 noon (New York City time) at least two (2) Business Days before the Borrowing Date (which shall be a Settlement Date) of each Advance. On each Borrowing Date each Lender shall make available its Loan or Loans in immediately available funds to the Agent by initiating a wire transfer in such amount not later than 10:00 a.m. (New York City time). Subject to its receipt of such wire transfers, the Agent will initiate a wire transfer of the funds so received from the Lenders to the Borrower at the account specified in its Borrowing Request not later than 11:00 a.m. (New York City time) on the applicable Borrowing Date. Neither the Borrower, nor the Servicer on the Borrower's behalf, may deliver more than one (1) Borrowing Request in any month that would have the effect of increasing the aggregate outstanding principal balance of the Advances.

    Section 2.2  Selection of Eurodollar Interest Periods.  Prior to the occurrence of an Event of Default, the Borrower (or the Servicer on the Borrower's behalf) in its Borrowing Request may request Interest Periods to apply from time to time to Eurodollar Loans in the event that Blue Ridge avails itself of a Liquidity Funding; provided, however, that (i) at least one (1) Interest Period shall mature on each Settlement Date, (ii) no Interest Period which began prior to the Scheduled Termination Date shall extend beyond the Scheduled Termination Date, and (iii) not less than $1,000,000 of principal may be allocated to any Interest Period of any Lender, and no Alternate Base Rate Loan may have a principal amount of less than $1,000,000.

    The Borrower (or the Servicer on the Borrower's behalf) may not request an Interest Period for a Eurodollar Loan unless it shall have given the Agent written notice of its desire therefor not later than 12:00 noon (New York City time) at least three (3) Business Days prior to the first day of the desired Interest Period. Accordingly, all Liquidity Fundings shall initially be Alternate Base Rate Loans.

    Unless the Agent shall have received written notice by 12:00 noon (New York City time) on the third Business Day prior to the last day of an Interest Period that the Borrower intends to reduce the aggregate principal amount of the Eurodollar Loans outstanding from the Liquidity Banks, each of the Liquidity Banks shall be entitled to assume that the Borrower desires to refinance its maturing Eurodollar Loans on the last day of such Interest Period with Eurodollar Loans with a one (1) month Interest Period.

    Section 2.3  Computation of Concentration Limits and Unpaid Balance.  The Obligor Concentration Limits and the aggregate Unpaid Balance of Receivables of each Obligor and its Affiliated Obligors (if any) shall be calculated as if each such Obligor and its Affiliated Obligors were one Obligor.

    Section 2.4  Maximum Interest Rate.  No provision of this Agreement shall require the payment or permit the collection of interest in excess of the maximum permitted by applicable law.

    Section 2.5  Payments and Computations, Etc.

    (a)  Payments.  The Borrower or the Servicer, as the case may be, shall initiate a wire transfer of immediately available funds of all amounts to be paid or deposited by the Borrower or the Servicer to the Agent or any of the Lenders (other than amounts payable under Section 4.2) no later than 11:00 a.m. (New York City time) on the day when due in Dollars to the Agent at its address specified in Schedule 14.2, and, to the extent such payment is for the account of a Lender, the Agent shall promptly disburse such funds to the appropriate Lender.

    (b)  Late Payments.  To the extent permitted by law, upon demand, the Borrower or the Servicer, as applicable, shall pay to the Agent for the account of each Person to whom payment of any Obligation is due, interest on all amounts not paid or deposited by 2:00 p.m. (New York City time) on the date when due (without taking into account any applicable grace period) at the Default Rate; provided, however, that no such interest rate shall at any time exceed the maximum rate permitted by applicable law.

    (c)  Method of Computation.  All computations of interest, Servicer's Fee, any per annum fees payable under Section 4.1 and any other per annum fees payable by the Borrower to the Lenders, the Servicer or the Agent under the Loan Documents shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed.

    (d)  Avoidance or Recission of Payments.  To the maximum extent permitted by applicable law, no payment of any Obligation shall be considered to have been paid if at any time such payment is rescinded or must be returned for any reason.

    Section 2.6  Non-Receipt of Funds by the Agent.  Unless a Lender notifies the Agent prior to the date and time on which it is scheduled to fund a Loan that it does not intend to fund, the Agent may assume that such funding will be made and may, but shall not be obligated to, make the amount of such Loan available to the intended recipient in reliance upon such assumption. If such Lender has not in fact funded its Loan proceeds to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day.

ARTICLE III.
SETTLEMENTS

    Section 3.1  Reporting.

    (a)  Information Packages.  Not later than the 17th of each month hereafter, or if any such day is not a Business Day, on the next succeeding Business Day (each, a "Reporting Date"), the Servicer shall deliver to the Agent, a report in the form of Exhibit 3.1 (a) (each, an "Information Package") accompanied by an electronic file in a form reasonably satisfactory to the Agent; provided, however, that if an Event of Default shall exist and be continuing, the Agent may request that a computation of the Borrowing Base be made more frequently than monthly.

    (b)  Interest; Other Amounts Due.  At or before 12:00 noon (New York City time) on the Business Day before each Settlement Date, the Agent shall notify the Borrower and the Servicer of (i) the aggregate principal balance of all Loans that are then outstanding, and (ii) the aggregate amount of all principal, interest and fees that will be due and payable by the Borrower to the Agent for the account of the Agent or the Lenders on such Settlement Date.

    Section 3.2  Turnover of Collections.  Without limiting the Agent's and the Lenders' recourse to the Borrower for payment of any and all Obligations:

    (a) If any Information Package reveals that a mandatory prepayment is required under Section 1.5(b), not later than 12:00 noon (New York City time) on the next succeeding Settlement Date, the Servicer shall turn over to the Agent, for distribution to the Lenders, a portion of the Collections equal to the aggregate amount of such required mandatory prepayments;

    (b) If any Loans are to be voluntarily prepaid on a Settlement Date in accordance with Section 1.5(a), on such Settlement Date the Servicer shall turn over to the Agent, for distribution to the Lenders, a portion of the Collections equal to the aggregate amount of such optional prepayment; and

    (c) In addition to, but without duplication of, the foregoing, on (i) each Settlement Date and (ii) each other date on which any principal of or interest on any of the Loans becomes due (whether by acceleration or otherwise), the Servicer shall turn over to the Agent, for distribution to the Lenders, a portion of the Collections equal to the aggregate amount all principal, interest, fees, Broken Funding Costs and other Obligations that are due and owing on such date.

    If the Collections are insufficient to make all payments required under clauses (a), (b) and (c) and to pay the Servicer's Fees and, if applicable, expenses due and owing to any replacement Servicer under Section 8.1(d) (all of the foregoing, collectively, the "Required Amounts") and the Borrower has made any Demand Advances, the Borrower shall make demand upon PCC for payment of the Demand Advances in an amount equal to the lesser of the Required Amounts or the aggregate outstanding principal balance of such Demand Advances (plus any accrued and unpaid interest thereon) and, upon receipt of such amount, the Borrower shall pay it to the Agent for distribution in accordance with this Section 3.2.

    (d) If the amount of Collections and payments on Demand Advances received by the Agent on any Settlement Date are insufficient to pay all Required Amounts, such amount shall be applied to the items specified in the subclauses below, in the order of priority of such subclauses:

      (i)  to any accrued and unpaid interest on the Loans that is then due and owing, including any previously accrued interest which was not paid on its applicable due date, together with any and all Broken Funding Costs that are then due and owing;

      (ii) if the Servicer is not the Borrower or an Affiliate thereof, to any accrued and unpaid Servicer's Fee that is then due and owing to such Servicer, together with any invoiced expenses of the Servicer due and owing pursuant to Section 8.1(d);

      (iii) to the Usage Fee and the Facility Fee accrued during such Settlement Period, plus any previously accrued Usage Fee and Facility Fee not paid on a prior Settlement Date;

      (iv) to the payment of the principal of any Loans that are then due and owing;

      (v) to other Obligations that are then due and owing;

      (vi) if the Servicer is the Borrower, PCC or one of their respective Affiliates, to the accrued and unpaid Servicer's Fee that are then due and owing to such Servicer; and

      (vii) the balance, if any, to the Borrower.

    Section 3.3  Non-Distribution of Servicer's Fee.  Each of the Agent and the other Secured Parties hereby consents to the retention by the Servicer of a portion of the Collections equal to the Servicer's Fee (and, if applicable, any invoiced expenses of such Servicer that are due and owing pursuant to Section 8.1(d)) so long as the Collections received by the Servicer are sufficient to pay all amounts pursuant to Section 3.2 of a higher priority as specified in such Section.

    Section 3.4  Deemed Collections.  If on any day:

    (a) the Unpaid Balance of any Receivable is reduced as a result of any defective or rejected goods or services, any cash discount or any other adjustment by any Originator or any Affiliate thereof, or as a result of any tariff or other governmental or regulatory action, or

    (b) the Unpaid Balance of any Receivable is reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), or

    (c) the Unpaid Balance of any Receivable is reduced on account of the obligation of any Originator or any Affiliate thereof to pay to the related Obligor any rebate or refund, or

    (d) the Unpaid Balance of any Receivable is less than the amount included in calculating the Net Pool Balance for purposes of any Information Package (for any reason other than such Receivable becoming a Defaulted Receivable), or

    (e) any of the representations or warranties of the Borrower set forth in Section 6.1(j), (l) or (p) were not true when made with respect to any Receivable, or any of the representations or warranties of the Borrower set forth in Section 6.1(l) are no longer true with respect to any Receivable, or any Receivable is repurchased by any of the Originators pursuant to the Sale Agreement, then, on such day, the Borrower shall be deemed to have received a Collection of such Receivable (1) in the case of clauses (a)-(d) above, in the amount of such reduction or cancellation or the difference between the actual Unpaid Balance and the amount included in calculating such Net Pool Balance, as applicable; and (2) in the case of clause (e) above, in the amount of the Unpaid Balance of such Receivable.

ARTICLE IV.
FEES AND YIELD PROTECTION

    Section 4.1  Fees.  PCC or the Borrower, as applicable, shall pay to the Agent and the Lenders certain fees from time to time in amounts and payable on such dates as are set forth in the Fee Letter.

    Section 4.2  Yield Protection.  If (i) Regulation D or (ii) any Regulatory Change:

    (a) shall subject an Affected Party to any tax, duty or other charge with respect to its portion of the Obligations or, as applicable, its Commitment or its Liquidity Commitment, or shall change the basis of taxation of payments to the Affected Party of any Obligations, owed to or funded in whole or in part by it or any other amounts due under this Agreement in respect of its portion of the Obligations or, as applicable, its Commitment or its Liquidity Commitment except for (1) taxes based on, or measured by, net income, or changes in the rate of tax on or determined by reference to the overall net income, of such Affected Party imposed by the United States of America, by the jurisdiction in which such Affected Party's principal executive office is located and, if such Affected Party's principal executive office is not in the United States of America, by the jurisdiction where such Affected Party's principal office in the United States is located, (2) franchise taxes, taxes on, or in the nature of, doing business taxes or capital taxes, or (3) withholding taxes required for payments made to any foreign entity which, at the time such foreign entity issues its Commitment or Liquidity Commitment or becomes an assignee of a Lender hereunder, fails to deliver to the Agent and the Borrower an accurate IRS Form 1001 or 4224 (or successor form), as applicable; or

    (b) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Federal Reserve Board, but excluding any reserve included in the determination of interest), special deposit or similar requirement against assets of any Affected Party, deposits or obligations with or for the account of any Affected Party or with or for the account of any affiliate (or entity deemed by the Federal Reserve Board to be an affiliate) of any Affected Party, or credit extended by any Affected Party; or

    (c) shall affect the amount of capital required or expected to be maintained by any Affected Party; or

    (d) shall impose any other condition affecting any Obligation owned or funded in whole or in part by any Affected Party, or its rights or obligations, if any, to make Loans or Liquidity Fundings; or

    (e) shall change the rate for, or the manner in which the Federal Deposit Insurance Corporation (or a successor thereto) assesses deposit insurance premiums or similar charges;

and the result of any of the foregoing is or would be:

      (x) to increase the cost to or to impose a cost on (I) an Affected Party funding or making or maintaining any Loan, any Liquidity Funding, or any commitment of such Affected Party with respect to any of the foregoing, or (II) the Agent for continuing its or the Borrower's relationship with any Affected Party, in each case, in an amount deemed to be material by such Affected Party,

      (y) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement or under the Liquidity Agreement, or

      (z) to reduce the rate of return on such Affected Party's capital as a consequence of its Commitment, its Liquidity Commitment or the Loans made by it to a level below that which such Affected Party could have achieved but for the occurrence of such circumstances, then, within thirty days after demand by such Affected Party (which demand shall be accompanied by a certificate setting forth, in reasonable detail, the basis of such demand and the methodology for calculating, and the calculation of, the amounts claimed by the Affected Party), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such actual additional cost, actual increased cost or actual reduction.

    (f)  Each Affected Party will promptly notify the Borrower and the Agent of any event of which it has knowledge (including any future event that, in the judgment of such Affected Party, is reasonably certain to occur) which will entitle such Affected Party to compensation pursuant to this Section 4.2; provided, however, no failure to give or delay in giving such notification shall adversely affect the rights of any Affected Party to such compensation.

    (g) In determining any amount provided for or referred to in this Section 4.2, an Affected Party may use any reasonable averaging and attribution methods (consistent with its ordinary business practices) that it (in its reasonable discretion) shall deem applicable. Any Affected Party when making a claim under this Section 4.2 shall submit to the Borrower the above-referenced certificate as to such actual additional cost, actual increased cost or actual reduced return (including calculation thereof in reasonable detail), which statement shall, in the absence of demonstrable error, be conclusive and binding upon the Borrower.

    (h) Each of the Lenders agrees, and to require each Affected Party to agree that, with reasonable promptness after an officer of such Lender or such Affected Party responsible for administering the Transaction Documents becomes aware that it has become an Affected Party under this Section 4.2, is entitled to receive payments under this Section 4.2, or is or has become subject to U.S. withholding taxes payable by any Loan Party in respect of its investment hereunder, it will, to the extent not inconsistent with any internal policy of such Person or any applicable legal or regulatory restriction, (i) use all reasonable efforts to make, fund or maintain its commitment or investment hereunder through another branch or office of such Affected Party, or (ii) take such other reasonable measures, if, as a result thereof, the circumstances which would cause such Person to be an Affected Party under this Section 4.2 would cease to exist, or the additional amounts which would otherwise be required to be paid to such Person pursuant to this Section 4.2 would be reduced, or such withholding taxes would be reduced, and if the making, funding or maintaining of such commitment or investment through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such commitment or investment or the interests of such Person; provided that such Person will not be obligated to utilize such other lending office pursuant to this Section 4.2 unless the Borrower agrees to pay all incremental expenses incurred by such Person as a result of utilizing such other office as described in clause (i) above.

    Section 4.3  Broken Funding Costs.  In the event that any Lender or any Liquidity Bank shall, for any reason other than default by such Lender or Liquidity Bank, actually incur any Broken Funding Costs, then, upon written notice from the Agent to the Borrower and the Servicer, the Borrower shall pay to the Servicer, and the Servicer shall pay to the Agent for the account of such Lender or Liquidity Bank, as applicable, the amount of such actual Broken Funding Costs. Such written notice (which shall include the methodology for calculating, and the calculation of, the amount of such actual loss or expense, in reasonable detail) shall, in the absence of demonstrable error, be conclusive and binding upon the Borrower and the Servicer.

ARTICLE V.
CONDITIONS OF ADVANCES

    Section 5.1  Conditions Precedent to Initial Advance.  The initial Advance pursuant to the Existing Agreement was subject to the condition precedent that the Agent shall have received, on or before the date of such initial Advance, the following each (unless otherwise indicated) dated such date and in form and substance reasonably satisfactory to the Agent:

    (a) Each of the First-Step Receivables Purchase Agreement and the Sale Agreement, duly executed by the parties thereto;

    (b) A certificate of the Secretary or Assistant Secretary of each Loan Party certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents to be delivered by it hereunder (on which certificate the Agent and the Lenders may conclusively rely until such time as the Agent shall receive from such Loan Party a revised certificate meeting the requirements of this subsection (b));

    (c) The articles or certificate of incorporation of each Loan Party, duly certified by the Secretary of State of such Loan Party's state of incorporation, as of a recent date acceptable to the Agent in each case together with a copy of the by-laws of such Loan Party, duly certified by the Secretary or an Assistant Secretary of such Loan Party;

    (d) Copies of good standing certificates (or the equivalent) for each Loan Party, issued by the Secretaries of State of the state of incorporation of such Loan Party and the state where such Loan Party's principal place of business is located;

    (e) Acknowledgment copies (or other evidence of filing reasonably acceptable to the Agent) of (i) proper financing statements (Form UCC-1), in such form as the Agent may reasonably request, naming each of the Originators as debtor and seller of its Receivables and Related Assets, PCC as the secured party, and the Borrower as assignee, (ii) UCC-3 assignments with respect to each of the financing statements described in clause (i) above naming the Agent, for the benefit of the Secured Parties, as assignee of the Borrower, and (iii) financing statements (Form UCC-1), in such form as the Agent may reasonably request, naming the Borrower as the debtor and the Agent, as agent for the Secured Parties, as the secured party, or other, similar instruments or documents, as may be necessary or, in the opinion of the Agent desirable under the UCC or any comparable law of all appropriate jurisdictions to perfect the sale by each of the Originators to PCC, and by PCC to the Borrower of, and the Agent's security interest in the Collateral;

    (f)  Search reports provided in writing to the Agent (i) listing all effective financing statements that name any Originator or Loan Party as debtor and that are filed in the jurisdictions in which filings were made pursuant to subsection (e) above and in such other jurisdictions that the Agent shall reasonably request, together with copies of such financing statements (none of which (other than any of the financing statements described in subsection (e) or above or in subsection (m) below) shall cover any Receivables or Related Assets), and (ii) listing all tax liens and judgment liens (if any) filed against any debtor referred to in clause (i) above in the jurisdictions described therein and showing no such Liens;

    (g) The Subordinated Note, duly executed by the Borrower (and any revolving notes to be issued under the First-Step Receivables Purchase Agreement, duly executed by PCC);

    (h) Favorable opinions of Stoel Rives LLP, Wallace F. Whitney, Jr., Esq. and Latham & Watkins, collectively covering the matters set forth in of Exhibit 5.1(h);

    (i)  Favorable opinions of counsel to the Originators and the Loan Parties, as to:

      (1) the existence of a "true sale" of the Receivables from each of the Originators to PCC under the First-Step Receivables Purchase Agreement and from PCC to the Borrower under the Sale Agreement; and

      (2) the inapplicability of the doctrine of substantive consolidation to the Borrower and each of the Originators and PCC in connection with any bankruptcy proceeding involving any of the Originators or PCC;

    (j)  A pro forma Information Package, prepared as of the Cut-Off Dates specified in clauses (a)(i) and (b)(i) of the definition of "Cut-Off Date";

    (k) A report in form and substance satisfactory to the Agent from the Initial Due Diligence Auditor as to a pre-closing due diligence audit by the Initial Due Diligence Auditor;

    (l)  The Liquidity Agreement, in form and substance satisfactory to the Agent, duly executed by the parties thereto;

    (m) UCC-3 partial releases and/or termination statements with respect to any existing Liens on the Collateral;

    (n) The Fee Letter, together with payment of the Structuring Fee;

    (o) A certificate of an Authorized Officer of each of the Loan Parties certifying that as of the date of the initial Advance, no Event of Default or Unmatured Event of Default exists and is continuing; and

    (p) Such other agreements, instruments, certificates, opinions and other documents as the Agent may reasonably request.

    Section 5.2  Conditions Precedent to All Advances.  Each Advance (including the initial Advance) shall be subject to the further conditions precedent that on the applicable Borrowing Date, each of the following statements shall be true (and the Borrower, by accepting the amount of such Advances or by receiving the proceeds of any Loan comprising such Advance, and PCC, upon such acceptance or receipt by the Borrower, shall be deemed to have certified that):

    (a) the representations and warranties contained in Section 6.1 are correct in all material respects on and as of the date of such Advance as though made on and as of such day and shall be deemed to have been made on such day (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date),

    (b) no event has occurred and is continuing, or would result from such Advance, that constitutes an Event of Default or Unmatured Default,

    (c) the Termination Date shall not have occurred, and

    (d) the Agent shall have timely received an appropriate Borrowing Request in accordance with Section 2.1;

provided, however, the absence of the occurrence and continuance of an Unmatured Default shall not be a condition precedent to any Advance which does not increase the aggregate principal amount of all Advances outstanding over the aggregate outstanding principal balance of the Advances as of the opening of business on such day.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES

    Section 6.1  Representations and Warranties of Loan Parties.  Each Loan Party represents and warrants, as to itself, as follows:

    (a)  Due Incorporation and Good Standing; Ownership of the Originators and the Borrower.  Each Loan Party is a corporation duly incorporated, validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation. PCC owns, directly or indirectly, all the issued and outstanding capital stock of each of the Originators and the Borrower, and all of such capital stock is fully paid and non-assessable and free and clear of any Liens.

    (b)  Due Qualification.  Each Loan Party is duly qualified to do business as a foreign corporation in good standing (to the extent applicable) in all jurisdictions not covered by Section 6.1(a) in which the ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified or have such licenses or approvals would not have a Material Adverse Effect.

    (c)  Power and Authority; Due Authorization.  Each Loan Party (i) has all necessary power, authority and legal right, and has obtained all necessary licenses and approvals, (A) to execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) to carry out the terms of the Transaction Documents to which it is a party, (C) in the case of the Servicer (or any Affiliate thereof that is acting as a sub-servicer), to service the Receivables and the Related Assets in accordance with this Agreement and the Sale Agreement, and (D) in the case of the Borrower, to grant the security interest in the Collateral and borrow the Loans on the terms and conditions herein provided, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and, in the case of the Borrower, the security interest described in clause (i)(D) above.

    (d)  Title to Receivables; Valid Security Interest.  Each Receivable has been acquired by PCC from the applicable Originator in accordance with the terms of the First-Step Receivables Purchase Agreement, and by the Borrower from PCC in accordance with the terms of the Sale Agreement, and the Borrower has thereby irrevocably obtained all legal and equitable title to, and has the legal right to sell and encumber, such Receivable and the Related Assets. Each such Receivable has been transferred to the Borrower free and clear of any Lien except as contemplated hereby. Without limiting the foregoing, there have been duly filed all financing statements or other similar instruments or documents necessary under the UCC of all appropriate jurisdictions to perfect the Borrower's ownership interest in such Receivable. This Agreement creates a valid security interest in the Collateral in favor of the Agent, for the benefit of the Secured Parties, enforceable against creditors of and purchasers from the Borrower to the extent provided by the UCC.

    (e)  Noncontravention.  The execution, delivery and performance by such Loan Party of this Agreement and each other Transaction Document to which it is party do not and will not: (i) contravene the terms of any of its articles or certificate of incorporation or by-laws; (ii) conflict with or result in a material breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (iii) violate any Requirement of Law.

    (f)  No Proceedings.  There are no actions, suits, labor controversies, proceedings, claims or disputes pending, or to the best knowledge of such Loan Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against such Loan Party, or its Subsidiaries or any of their respective properties which: (i) purport to affect or pertain to this Agreement or any other Transaction Document, or any of the transactions contemplated hereby or thereby; or (ii) if determined adversely to such Loan Party or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect, except for such matters as described in (x) PCC's Report on Form 10-K for the fiscal year ended March 28, 1999, and (y) Wyman-Gordon Company's Report on Form 10-K for the fiscal year ended May 31, 1999. No injunction, writ, temporary restraining order or order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Transaction Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. The Loan Parties are generally subject to suit and neither they nor any of their properties or revenues enjoys any right of immunity from judicial proceedings.

    (g)  Enforceability.  This Agreement and each other Transaction Document signed by such Loan Party constitutes, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability).

    (h)  Government Approvals.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Loan Party of this Agreement or any other Transaction Document, except for (i) the filing of the UCC financing statements referred to in Article V, and (ii) the filing of any UCC continuation statements and amendments from time to time required in relation to any UCC financing statements filed in connection with this Agreement, as provided in Section 8.5, all of which, at the time required in Article V or Section 8.5, as applicable, shall have been duly made and shall be in full force and effect.

    (i)  Financial Statements and Absence of Certain Material Adverse Changes.

    (x) Each of the financial statements of PCC and its consolidated Subsidiaries previously or hereafter furnished to the Agent, fairly presents in all material respects the consolidated financial condition of PCC and its consolidated Subsidiaries, taken as a whole, as at the dates thereof and the results of their consolidated operations for the periods covered thereby and each of such financial statements has been prepared in accordance with GAAP consistently applied (subject, in the case of interim financial statements, to customary year-end audit adjustments).

    (y) From September 26, 1999 through and including the date of the initial Advance, there has been no material adverse change in PCC's consolidated financial condition, business or operations. Since the date of the initial Advance, there has been no material adverse change in PCC's consolidated financial condition, business or operations that has had, or would reasonably be expected to have, a material adverse effect upon its ability to perform its obligations, as an Originator or as Servicer, under the Transaction Documents when and as required, and no material adverse effect on the collectibility of any material portion of the Receivables.

    (z) Since the date of the initial Advance, no event has occurred which would have a Material Adverse Effect.

    (j)  Nature of Receivables.  Each Receivable constitutes an Account.

    (k)  Margin Regulations.  The use of all funds obtained by such Loan Party under this Agreement or any other Transaction Document will not conflict with or contravene any of Regulations T, U and X promulgated by the Federal Reserve Board from time to time.

    (l)  Quality of Title.  (i) Each Receivable, together with the Related Assets, is owned by the Borrower free and clear of any Lien (other than any Lien arising pursuant to Section 5.1(e) or arising solely as the result of any action taken by the Agent or one of the Secured Parties); (ii) the Agent, on behalf of the Secured Parties, has a valid and perfected first priority security interest in the Collateral; and (iii) no financing statement or other instrument similar in effect covering any portion of the Collateral is on file in any recording office except such as may be filed (A) in favor of an Originator in accordance with the Contracts, (B) in favor of PCC (and the Borrower or the Agent as its assigns) in connection with the First-Step Receivables Purchase Agreement, (C) in favor of the Borrower (and the Agent as its assign) in connection with the Sale Agreement, (D) in favor of the Agent in accordance with this Agreement or (E) in connection with any Lien arising solely as the result of any action taken by the Agent or one of the Secured Parties.

    (m)  Accurate Reports.  No Information Package (if prepared by such Loan Party, or to the extent information therein was supplied by such Loan Party), no other information furnished verbally or in writing prior to the date of this Agreement, and no other information, exhibit, financial statement, document, book, record or report furnished or to be furnished in writing after the date of this Agreement, by or on behalf of such Loan Party to the Agent or any of the Lenders pursuant to this Agreement was or will be inaccurate in any material respect as of the date it was or will be dated or (except as otherwise disclosed to the Agent or the Lenders at such time) as of the date so furnished, or contained or (in the case of information or other materials to be furnished in the future) will contain any material misstatement of fact or omitted or (in the case of information or other materials to be furnished in the future) will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances made or presented.

    (n)  Offices.  The principal places of business and chief executive offices of the Servicer and the Borrower, and the offices where the Servicer and the Borrower keep their books, records and documents evidencing Receivables, the related Contracts, purchase orders and other agreements related to such Receivables, are located at the addresses specified in Schedule 6.1(n) (or at such other locations, notified to the Agent in accordance with Section 7.1(f) , in jurisdictions where all action required by Section 8.5 has been taken and completed).

    (o)  Lock-Box Accounts.  The names and addresses of all the Lock-Box Banks, together with the account numbers of the accounts of the Borrower at such Lock-Box Banks, are specified in Schedule 6.1(o) (or have been notified to and approved by the Agent in accordance with Section 7.3(d)). Each of the Lock-Box Accounts is subject to a Lock-Box Agreement that is in full force and effect.

    (p)  Eligible Receivables.  Each Receivable included as an Eligible Receivable in the Net Pool Balance in connection with any computation or recomputation of the Borrowing Base is an Eligible Receivable on such date.

    (q)  [Reserved].

    (r)  Names.  In the past five (5) years, the Borrower has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.

    (s)  Credit and Collection Policy.  With respect to each Receivable, each of the applicable Originator, the Borrower and the Servicer has complied in all material respects with the applicable Credit and Collection Policy, whether written or unwritten, and no change has been made to such Credit and Collection Policy since the date of this Agreement which would be reasonably likely to materially and adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables except for such changes as to which the Agent has received the notice required under Section 7.2(j) and has given its prior written consent thereto (which consent shall not be unreasonably withheld or delayed).

    (t)  Payments to Originator.  With respect to each Receivable and its Related Rights sold or contributed to the Borrower by PCC, the Borrower has given, and PCC has received, reasonably equivalent value in exchange therefor, and such transfer was not made for or on account of an antecedent debt. No transfer by PCC of any Receivable is or may be voidable under any section of the Federal Bankruptcy Code.

    (u)  Not an Investment Company.  The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute.

    (v)  Borrowing Base.  As of each Borrowing Date, after giving effect to the Loans to be made on such date, the Borrowing Base is at least equal to the aggregate outstanding principal balance of the Advances.

ARTICLE VII.
GENERAL COVENANTS OF LOAN PARTIES

    Section 7.1  Affirmative Covenants of Loan Parties.  From the date hereof until the Final Payout Date, unless the Agent shall otherwise consent in writing:

    (a)  Compliance With Laws, Etc.  Each Loan Party will comply in all material respects with all applicable laws, rules, regulations and orders, including those with respect to the Receivables and related Contracts, except where the failure to so comply would not individually or in the aggregate have a Material Adverse Effect.

    (b)  Preservation of Corporate Existence.  Each Loan Party will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing (to the extent applicable) as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would have a Material Adverse Effect.

    (c)  Audits.  Each Loan Party will (i) at any time and from time to time upon not less than ten (10) Business Days' notice (unless an Event of Default has occurred and is continuing, in which case no such notice shall be required) during regular business hours, permit the Agent or any of its agents or representatives: (A) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of such Loan Party relating to Receivables, including, without limitation, the related Contracts and purchase orders and other agreements, and (B) to visit the offices and properties of such Loan Party for the purpose of examining such materials described in clause (i)(A) next above, and to discuss matters relating to Receivables or such Loan Party's performance hereunder with any of the officers or employees of such Loan Party having knowledge of such matters; and (ii) without limiting the provisions of clause (i) above, from time to time, at the expense of such Loan Party, permit certified public accountants or auditors selected by the Agent to conduct a review of such Loan Party's books and records with respect to the Receivables and Related Assets (each, a "Review"); provided, however, that, so long as no Event of Default has occurred and is continuing, the Loan Parties shall only be responsible for the reasonable costs and expenses of one such Review under this Section or under Section 7.2(g) in any one (1) calendar year.

    (d)  Keeping of Records and Books of Account.  The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of outstanding Unpaid Balances by Obligor and related debit and credit details of the

Receivables). Each of the Borrower and PCC shall post all Demand Advances to its respective books and records in accordance with GAAP on or before each Settlement Date.

    (e)  Performance and Compliance with Receivables and Contracts.  Each Loan Party will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises, if any, required to be observed by it under the Contracts related to the Receivables and all agreements related to such Receivables, except where the failure to so perform or comply would not have a Material Adverse Effect.

    (f)  Location of Records.  Each Loan Party will keep its principal place of business and chief executive office, and the offices where it keeps its records concerning the Receivables, all related Contracts and all agreements related to such Receivables (and all original documents relating thereto), at the address(es) of the Servicer and the Borrower referred to in Section 6.1(n) or, upon 15 days' prior written notice to the Agent, at such other locations in jurisdictions where all action required by Section 8.5 shall have been taken and completed.

    (g)  Credit and Collection Policies.  The Borrower will require, and PCC will cause, each Originator to comply in all material respects with the applicable Credit and Collection Policy, whether written or unwritten, in regard to each Receivable and the related Contracts.

    (h)  Sale Agreement and First-Step Receivables Purchase Agreement.  The Borrower will perform and comply in all material respects with all of its covenants and agreements set forth in the Sale Agreement, and will enforce the performance by PCC of its obligations under the Sale Agreement and by PCC and each of the Originators of its respective obligations under the First-Step Receivables Purchase Agreement. PCC will perform and comply in all material respects with all of its covenants and agreements set forth in the Sale Agreement and the First-Step Receivables Purchase Agreement, and will enforce the performance by each of the Originators of its obligations under the First-Step Receivables Purchase Agreement.

    (i)  Collections.  All Obligors shall be instructed to make payments on Receivables directly to a Lock-Box Account which, from and after January 31, 2000, is the subject of a Lock-Box Agreement. If, notwithstanding the foregoing, any Collections are paid directly to any Loan Party, such Loan Party shall deposit the same (with any necessary indorsements) to such a Lock-Box Account within two (2) Business Days after receipt thereof. Upon demand of the Agent, the Borrower or the Servicer shall establish a segregated account at Wachovia which is subject to a perfected security interest in favor of the Agent, for the benefit of the Secured Parties (the "Collection Account"), into which all deposits from time to time in Lock-Box Accounts, and all other Collections, are concentrated pending application in accordance with the terms of this Agreement to the Obligations.

    (j)  Further Assurances.  Each of the Loan Parties shall take all necessary action to establish and maintain (i) in favor of the Borrower, a valid and perfected ownership interest in the Receivables and Related Assets, and (ii) in favor of the Agent for the benefit of the Secured Parties, a valid and perfected first priority security interest in the Receivables and the Related Assets, including, without limitation, taking such action to perfect, protect or more fully evidence the interest of the Agent as the Agent may reasonably request.

    Section 7.2  Reporting Requirements of Loan Parties.  From the date hereof until the Final Payout Date, unless the Agent shall otherwise consent in writing:

    (a)  Quarterly Financial Statements.  (i) PCC will furnish to the Agent as soon as available and in any event within 55 days after the end of each of the first three (3) quarters of each fiscal year of PCC, copies of its unaudited consolidated balance sheets and related consolidated statements of income and cash flow, showing the financial condition of PCC and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, together with a Certificate of Financial

Officer in the form attached hereto as Exhibit 7.2 executed by the chief financial officer or treasurer of PCC; and (ii) the Borrower will furnish to the Agent, as soon as available and in any event within 55 days after the end of each of the first three (3) quarters of each fiscal year of the Borrower, copies of the financial statements of the Borrower, consisting of at least a balance sheet as at the close of such quarter and statements of earnings and changes in cash flows for such quarter and for the period from the beginning of the fiscal year to the close of such quarter, together with a Certificate of Financial Officer in the form attached hereto as Exhibit 7.2 executed by the chief financial officer or treasurer of the Borrower;

    (b)  Annual Financial Statements.  (i) PCC will furnish to the Agent, as soon as available and in any event within 100 days after the end of each fiscal year of PCC, copies of its audited consolidated balance sheets and related audited consolidated statements of income and cash flow, showing the financial condition of PCC and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by PriceWaterhouse Coopers LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of PCC on a consolidated basis (except as noted therein) in accordance with GAAP consistently applied; and (ii) the Borrower will furnish to the Agent, as soon as available and in any event within 100 days after the end of each fiscal year of the Borrower, copies of the financial statements of the Borrower, consisting of at least a balance sheet of Borrower for such year and statements of earnings, cash flows and shareholders' equity, setting forth in each case in comparative form corresponding figures from the preceding fiscal year, together with a Certificate of Financial Officer in the form attached hereto as Exhibit 7.2 executed by the chief financial officer or treasurer of the Borrower;

    (c)  Reports to SEC and Exchanges.  In addition to the reports required by subsections (a) and (b) next above, promptly upon the Agent's reasonable request, PCC will furnish to the Agent copies of any reports or registration statements that PCC files with the SEC or any national securities exchange other than registration statements relating to employee benefit plans and to registrations of securities for selling securities;

    (d)  ERISA.  Promptly after the filing or receiving thereof, each Loan Party will furnish to the Agent copies of all reports and notices with respect to any Reportable Event which any Loan Party files under ERISA with the Internal Revenue Service, the PBGC or the U.S. Department of Labor or which such Loan Party receives from the PBGC;

    (e)  Events of Default, etc.  As soon as possible and in any event within ten (10) Business Days after any Authorized Officer of either Loan Party obtains knowledge of the occurrence of any Event of Default or any Unmatured Default, each Loan Party will furnish to the Agent a written statement of a Authorized Officer of such Loan Party setting forth details of such event and the action that such Loan Party will take with respect thereto;

    (f)  Litigation.  As soon as possible and in any event within ten (10) Business Days after any Authorized Officer of either Loan Party obtains knowledge thereof, such Loan Party will furnish to the Agent notice of (i) any litigation, investigation or proceeding relating to either of the Loan Parties, the Transaction Documents or the Receivables which may exist at any time which would reasonably be expected to have a Material Adverse Effect and (ii) any development in previously disclosed litigation which development would reasonably be expected to have a Material Adverse Effect;

    (g)  Reviews of Receivables.  As soon as available and in any event within 120 days following the end of each fiscal year of the Borrower, the Borrower will furnish to the Agent a report summarizing the results of the Review referenced in Section 7.1(c) prepared by accountants or auditors reasonably selected by the Agent as of the end of such fiscal year, substantially in the form of the report delivered pursuant to Section 5.1(k) and covering such other matters as the Agent may reasonably request in order to protect the interests of the Agent or the other Secured Parties under or as contemplated by this Agreement;

    (h)  Change in Business or Credit and Collection Policy.  Each Loan Party will furnish to the Agent prompt written notice of any material change in the character of such Loan Party's business prior to the occurrence of such change, and each Loan Party will provide the Agent with not less than fifteen (15) Business Days' prior written notice of any material change in the Credit and Collection Policy (together with a copy of such proposed change); and

    (i)  Other.  Promptly, from time to time, each Loan Party will furnish to the Agent such other information, documents, records or reports respecting the Receivables or the condition or operations, financial or otherwise, of such Loan Party as the Agent may from time to time reasonably request in order to protect the interests of the Agent or the other Secured Parties under or as contemplated by this Agreement.

    Section 7.3  Negative Covenants of Loan Parties.  From the date hereof until the Final Payout Date, without the prior written consent of the Agent:

    (a)  Sales, Liens, Etc.  (i) The Borrower will not, except as otherwise provided herein and in the other Transaction Documents, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon or with respect to, any Collateral, or any account to which any Collections are sent, or any right to receive income or proceeds from or in respect of any of the foregoing (except, prior to the execution of the Lock-Box Agreements, set-off rights of any bank at which any such account is maintained), and (ii) the Servicer will not assert any interest in the Receivables, except as the Servicer.

    (b)  Extension or Amendment of Receivables.  No Loan Party will, except as otherwise permitted in Section 8.2(c), extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any material term or condition of any Contract related thereto in any way that would have a Material Adverse Effect.

    (c)  Change in Business or Credit and Collection Policy.  No Loan Party will make or permit to be made any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, have a Material Adverse Effect.

    (d)  Change in Payment Instructions to Obligors.  No Loan Party will add or terminate any bank as a Lock-Box Bank from those listed in Schedule 6.1(o) or, after the Collection Account has been established pursuant to Section 7.1(i), make any change in its instructions to Obligors regarding payments to be made to the Borrower or the Servicer or payments to be made to any Lock-Box Bank (except for a change in instructions solely for the purpose of directing Obligors to make such payments to another existing Lock-Box Bank), unless (i) the Agent shall have received prior written notice of such addition, termination or change and (ii) the Agent shall have received duly executed copies of Lock-Box Agreements in a form reasonably acceptable to the Agent with each new Lock-Box Bank.

    (e)  Deposits to Lock-Box Accounts and Collection Account.  No Loan Party will deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account or the Collection Account, any cash or cash proceeds other than Collections of Receivables.

    (f)  Changes to Other Documents.  No Loan Party will enter into any amendment or modification of, or supplement to, the First-Step Receivables Purchase Agreement, the Sale Agreement, the Subordinated Note or the Borrower's articles or certificate of incorporation.

    (g)  Restricted Payments by the Borrower.  The Borrower will not:

      (i)  Purchase or redeem any shares of the capital stock of the Borrower, declare or pay any dividends thereon, make any loan to any Originator, make any distribution to stockholders or set aside any funds for any such purpose, unless, in each of the foregoing cases: (A) such purchase, redemption, payment, loan or distribution is made on, or immediately following, a Settlement Date after payment of all Obligations due and owing on such Settlement Date, and (B) after giving effect to such purchase, redemption, payment, loan or distribution, the Borrower's net worth (determined in accordance with GAAP) will be at least $4,500,000; or

      (ii) Make any payment of principal or interest on the Subordinated Note if any Event of Default exists or would result therefrom or if such payment would result in the Borrower's having insufficient cash on hand to pay all Obligations that will be due and owing on the next succeeding Settlement Date.

    (h)  Borrower Indebtedness.  The Borrower will not incur or permit to exist any Indebtedness or liability on account of deposits except: (A) Subordinated Loans incurred in accordance with the Sale Agreement and evidenced by a Subordinated Note, (B) current payables and expense reimbursement obligations arising under the Transaction Documents and not overdue and (C) other current accounts payable arising in the ordinary course of business and not overdue, in an aggregate amount at any time outstanding of less than $10,775.

    (i)  Prohibition on Additional Negative Pledges.  No Loan Party will, nor will it permit any of its Subsidiaries to, enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Lien upon the Receivables or Related Assets, whether now owned or hereafter acquired, except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents, and no Loan Party will enter into or assume any agreement creating any Lien upon the Subordinated Note.

    (j)  Name Change, Offices, Records and Books of Accounts.  The Borrower will not change its name, identity or corporate structure (within the meaning of Section 9-402(7) of any applicable enactment of the UCC) or relocate its chief executive office or any office where Records are kept by it unless it shall have: (i) given the Agent at least fifteen (15) Business Days' prior written notice thereof and (ii) prior to the effectiveness of such change, delivered to the Agent all financing statements, instruments and other documents requested by the Agent in connection with such change or relocation.

    (k)  Mergers, Consolidations and Acquisitions.  The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person (whether directly by purchase, lease or other acquisition of all or substantially all of the assets of such Person or indirectly by purchase or other acquisition of all or substantially all of the capital stock of such other Person) other than the acquisition of the Receivables and Related Assets pursuant to the Sale Agreement.

    (l)  Disposition of Receivables and Related Assets.  Except pursuant to this Agreement, the Borrower will not sell, lease, transfer, assign or otherwise dispose of (in one transaction or in a series of transactions) any Receivables and Related Assets.

    (m)  Borrowing Base.  The Borrower will not request any Advance if, after giving effect thereto, the aggregate outstanding principal balance of the Loans would exceed the Borrowing Base.

    Section 7.4  Separate Corporate Existence of the Borrower.  Each Loan Party hereby acknowledges that Lenders and the Agent are entering into the transactions contemplated hereby in reliance upon the Borrower's identity as a legal entity separate from the Servicer and its other Affiliates. Therefore, each Loan Party shall take all steps specifically required by this Agreement or reasonably required by the Agent to continue the Borrower's identity as a separate legal entity and to make it apparent to third Persons that the Borrower is an entity with assets and liabilities distinct from those of its Affiliates, and is not a division of PCC or any other Person. Without limiting the foregoing, each Loan Party will take such actions as shall be required in order that:

    (a) The Borrower will be a limited purpose corporation whose primary activities are restricted in its certificate of incorporation to purchasing or otherwise acquiring from PCC, owning, holding, granting security interests in the Collateral, entering into agreements for the financing and servicing of the Receivables, making loans to the Originators, and conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

    (b) Not less than one (1) member of the Borrower's Board of Directors (the "Independent Director") shall be an individual who is not, and never has been, a direct, indirect or beneficial stockholder, officer, director, employee, affiliate, associate, material supplier or material customer of PCC or any of its Affiliates (other than an Affiliate organized with a limited purpose charter for the purpose of acquiring receivables or other financial assets or intangible property). The certificate of incorporation of the Borrower shall provide that (a) at least one (1) member of the Borrower's Board of Directors shall be an Independent Director, (b) the Borrower's Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Borrower unless the Independent Director shall approve the taking of such action in writing prior to the taking of such action and (c) the provisions requiring an independent director and the provision described in clauses (a) and (b) of this paragraph (ii) cannot be amended without the prior written consent of the Independent Director;

    (c) The Independent Director shall not at any time serve as a trustee in bankruptcy for the Borrower or any Affiliate thereof;

    (d) Any director, employee, consultant or agent of the Borrower will be compensated from the Borrower's funds for services provided to the Borrower. The Borrower will not engage any agents other than its attorneys, auditors and other professionals and a servicer and any other agent contemplated by the Transaction Documents for the Collateral, which servicer will be fully compensated for its services by payment of the Servicer's Fee, and certain organizational expenses in connection with the formation of the Borrower;

    (e) The Borrower will contract with the Servicer to perform for the Borrower all operations required on a daily basis to service the Collateral. The Borrower will pay the Servicer the Servicer's Fee pursuant hereto. The Borrower will not incur any material indirect or overhead expenses for items shared with PCC (or any other Affiliate thereof) which are not reflected in the Servicer's Fee. To the extent, if any, that the Borrower (or any other Affiliate thereof) shares items of expenses not reflected in the Servicer's Fee, for legal, auditing and other professional services and directors' fees, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered, it being understood that PCC shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including, without limitation, legal, rating agency and other fees;

    (f)  The Borrower's operating expenses will not be paid by any other Loan Party or other Affiliate of the Borrower;

    (g) The Borrower will have its own stationery;

    (h) The books of account, financial reports and corporate records of the Borrower will be maintained separately from those of PCC and each other Affiliate of the Borrower;

    (i)  Any financial statements of any Loan Party or Affiliate thereof which are consolidated to include the Borrower will contain detailed notes clearly stating that (A) all of the Borrower's assets are owned by the Borrower, and (B) the Borrower is a separate corporate entity with its own separate creditors that will be entitled to be satisfied out of the Borrower's assets prior to any value in the Borrower becoming available to the Borrower's equity holders; and the accounting records and the published financial statements of each of the Originators will clearly show that, for accounting purposes, the Receivables and Related Assets have been sold by such Originator to the Borrower;

    (j)  The Borrower's assets will be maintained in a manner that facilitates their identification and segregation from those of the Servicer and the other Affiliates;

    (k) Each Affiliate of the Borrower will strictly observe corporate formalities in its dealings with the Borrower, and, except as permitted pursuant to this Agreement with respect to Collections, funds or other assets of the Borrower will not be commingled with those of any of its Affiliates;

    (l)  No Affiliate of the Borrower will maintain joint bank accounts with the Borrower or other depository accounts with the Borrower to which any such Affiliate (other than in the Borrower's or such Affiliate's existing or future capacity as the Servicer hereunder or under the Sale Agreement) has independent access, provided that prior to demand by the Agent pursuant to Section 7.1(i) to establish a segregated Collection Account, Collections may be deposited into general accounts of PCC, subject to the obligations of the Servicer hereunder;

    (m) No Affiliate of the Borrower shall, directly or indirectly, name the Borrower or enter into any agreement to name the Borrower as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of any Affiliate of the Borrower;

    (n) Each Affiliate of the Borrower will maintain arm's length relationships with the Borrower, and each Affiliate of the Borrower that renders or otherwise furnishes services or merchandise to the Borrower will be compensated by the Borrower at market rates for such services or merchandise;

    (o) No Affiliate of the Borrower will be, nor will it hold itself out to be, responsible for the debts of the Borrower or the decisions or actions in respect of the daily business and affairs of the Borrower. PCC and the Borrower will immediately correct any known misrepresentation with respect to the foregoing and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity;

    (p) The Borrower will keep correct and complete books and records of account and minutes of the meetings and other proceedings of its stockholder and board of directors, as applicable, and the resolutions, agreements and other instruments of the Borrower will be continuously maintained as official records by the Borrower; and

    (q) Each of the Borrower, on the one hand, and the Originators, on the other hand, will conduct its business solely in its own corporate name and in such a separate manner so as not to mislead others with whom they are dealing.

ARTICLE VIII.
ADMINISTRATION AND COLLECTION

    Section 8.1  Designation of Servicer.

    (a)  PCC as Initial Servicer.  The servicing, administering and collection of the Receivables shall be conducted by the Person designated as Servicer hereunder from time to time in accordance with this Section 8.1. Until the Agent gives to PCC a Successor Notice (as defined in Section 8.1(b)), PCC is hereby designated as, and hereby agrees to perform the duties and obligations of, Servicer pursuant to the terms hereof.

    (b)  Successor Notice; Servicer Transfer Events.  Upon PCC's receipt of a notice from the Agent following a Servicer Transfer Event of the designation of a new Servicer (a "Successor Notice"), PCC agrees that it will terminate its activities as Servicer hereunder in a manner that will facilitate the transition of the performance of such activities to the new Servicer, and the Agent (or the designee of the Agent) shall assume each and all of PCC's obligations to service and administer the Receivables, on the terms and subject to the conditions herein set forth, and PCC shall use its reasonable best efforts to assist the Agent (or the Agent's designee) in assuming such obligations. Without limiting the foregoing, PCC agrees, at its expense, to take all actions necessary to provide the new Servicer with access to all computer software necessary to generate reports useful in collecting or billing Receivables, solely for use in collecting and billing Receivables. If PCC disputes the occurrence of a Servicer Transfer Event, PCC may take appropriate action to resolve such dispute; provided that PCC must terminate its activities hereunder as Servicer and allow the newly designated Servicer to perform such activities on the date specified by the Agent as described above, notwithstanding the commencement or continuation of any proceeding to resolve the aforementioned dispute, if the Agent reasonably determine, in good faith, that such termination is necessary or advisable to protect the Secured Parties' interests hereunder.

    (c)  Subcontracts.  So long as PCC is acting as the Servicer, it may subcontract with one or more of the Originators for servicing, administering or collecting all or any portion of the Receivables, provided, however, that no such subcontract shall relieve PCC of its primary liability for performance of its duties as Servicer pursuant to the terms hereof and any such subservicing arrangement may be terminated at the request of the Agent at any time after a Successor Notice has been given. In addition to the foregoing, with the prior written consent of the Agent (which consent shall not be unreasonably withheld or delayed), any Servicer may subcontract with other Persons for servicing, administering or collecting all or any portion of the Receivables, provided, however, that no such subcontract shall relieve such Servicer of its primary liability for performance of its duties as Servicer pursuant to the terms hereof and any such subservicing arrangement may be terminated at the request of the Agent at any time that the Agent reasonably determines that such subservicer is not performing adequately.

    (d)  Expense Indemnity after a Servicer Transfer Event.  In addition to, and not in lieu of the Servicer's Fee, if PCC or one of its Affiliates is replaced as Servicer following a Servicer Transfer Event, the Borrower shall reimburse the Servicer within ten (10) Business Days after receipt of a written invoice, any and all reasonable costs and expenses of the Servicer incurred in connection with its servicing of the Receivables for the benefit of the Secured Parties.

    Section 8.2  Duties of Servicer.

    (a)  Appointment; Duties in General.  Each of the Borrower, the Lenders and the Agent hereby appoints as its agent, the Servicer, as from time to time designated pursuant to Section 8.1, to enforce its rights and interests in and under the Receivables, the Related Security and the related Contracts. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

    (b)  Segregation of Collections.  The Servicer shall not be required (unless otherwise requested by the Agent) to segregate the funds constituting such portions of such Collections prior to the remittance thereof in accordance with Article III. If instructed by the Agent, the Servicer shall segregate and deposit into the Collection Account Collections not later than the second Business Day following receipt by the Servicer of such Collections in immediately available funds.

    (c)  Modification of Receivables.  PCC, while it is the Servicer, may, in accordance with the Credit and Collection Policy, so long as no Event of Default and no Unmatured Default shall have occurred and be continuing, extend the maturity or adjust the Unpaid Balance of any Receivable as PCC may reasonably determine to be appropriate to maximize Collections in a manner consistent with the Credit and Collection Policy (although no such extension or adjustment shall alter the status of such Receivable as a Defaulted Receivable or a Delinquent Receivable or, in the case of an adjustment, limit the rights of the Agent or the Lenders under Section 3.4).

    (d)  Documents and Records.  Each Loan Party shall deliver to the Servicer, and the Servicer shall hold in trust for the Borrower and the Secured Parties, all documents, instruments and records (including, without limitation, computer tapes or disks) that evidence or relate to Receivables.

    (e)  Certain Duties to the Borrower.  The Servicer shall, as soon as practicable following receipt, turn over to the Borrower (i) that portion of the Collections which are not required to be turned over to the Agent, less the Servicer's Fee, and, in the event that neither PCC nor any other Loan Party or Affiliate thereof is the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of the Servicer of servicing, collecting and administering the Receivables to the extent not covered by the Servicer's Fee received by it, and (ii) the Collections of any receivable which is not a Receivable. The Servicer, if other than PCC or any other Loan Party or Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Borrower all documents, instruments and records in its possession that evidence or relate to receivables of the Borrower other than Receivables, and copies of documents, instruments and records in its possession that evidence or relate to Receivables.

    (f)  Termination.  The Servicer's authorization under this Agreement shall terminate upon the Final Payout Date.

    (g)  Power of Attorney.  The Borrower hereby grants to the Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Borrower all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Borrower or transmitted or received by Lender (whether or not from the Borrower) in connection with any Receivable.

    Section 8.3  Rights of the Agent.

    (a)  Notice to Obligors.  At any time when an Unmatured Default or an Event of Default has occurred and is continuing, the Agent may notify the Obligors of Receivables, or any of them, of its security interest, for the benefit of the Secured Parties, in the Collateral.

    (b)  Notice to Lock-Box Banks.  At any time after the occurrence of an Unmatured Default or an Event of Default, the Agent is hereby authorized to direct the Agent, and the Agent is hereby authorized and directed to comply with such direction, to give notice to the Lock-Box Banks, as provided in the Lock-Box Agreements, of the transfer to the Agent of dominion and control over the Lock-Boxes and related Lock-Box Accounts to which the Obligors of Receivables make payments. The Borrower and the Servicer hereby transfer to the Agent, effective when the Agent shall give notice to the Lock-Box Banks as provided in the Lock-Box Agreements, the exclusive dominion and control over such Lock-Boxes and Lock-Box Accounts, and shall take any further action that the Agent may reasonably request to effect such transfer.

    (c)  Rights on Servicer Transfer Event.  At any time following the designation of a Servicer other than PCC pursuant to Section 8.1:

      (i)  The Agent may direct the Obligors of Receivables, or any of them, to pay all amounts payable under any Receivable directly to the Agent or its designee.

      (ii) Any Loan Party shall, at the Agent's request and at such Loan Party's expense, give notice of the Agent's security interest in the Collateral to each Obligor of Receivables and direct that payments be made directly to the Agent or its designee.

      (iii) Each Loan Party shall, at the Agent's request: (A) assemble all of the documents, instruments and other records (including, without limitation, computer programs, tapes and disks)

  which evidence the Collateral, or which are otherwise necessary or desirable to collect the Collateral, and make the same available to the successor Servicer at a place selected by the Agent, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to the Agent and promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the successor Servicer.

      (iv) Each of the Loan Parties, the Agent and the Lenders hereby authorizes the Agent and grants to the Agent an irrevocable power of attorney (which shall terminate on the Final Payout Date), to take any and all steps in such Person's name and on behalf of such Person which are necessary or desirable, in the determination of the Agent, to collect all amounts due under any and all Receivables, including, without limitation, endorsing any Loan Party's name on checks and other instruments representing Collections and enforcing such Receivables and the related Contracts.

    Section 8.4  Responsibilities of Loan Parties.  Anything herein to the contrary notwithstanding:

    (a)  Contracts.  Each Loan Party shall remain responsible for performing all of its obligations (if any) under the Contracts related to the Receivables and under the related agreements to the same extent as if the security interest in the Collateral had not been granted hereunder, and the exercise by the Agent or its designee of its rights hereunder shall not relieve any Loan Party from such obligations.

    (b)  Limitation of Liability.  The Agent and the Lenders shall not have any obligation or liability with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall any of them be obligated to perform any of the obligations of any Loan Party or any Originator thereunder; provided. however, that if the Agent or any Lender performs any of such obligations, it shall be liable for failure to perform such obligations in a manner that is not grossly negligent.

    Section 8.5  Further Action Evidencing the Security Interest.

    (a)  Further Assurances.  Each Loan Party agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Agent or its designee may reasonably request in order to perfect, protect or more fully evidence the Agent's security interest, on behalf of the Secured Parties, in the Collateral, or to enable the Agent or its designee to exercise or enforce any of the Secured Parties' respective rights hereunder or under any Transaction Document in respect thereof. Without limiting the generality of the foregoing, each Loan Party will:

      (i)  upon the request of the Agent, execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate, in accordance with the terms of this Agreement;

      (ii) upon the request of the Agent after the occurrence and during the continuance of an Event of Default, mark conspicuously each Contract evidencing each Receivable with a legend, acceptable to the Agent, evidencing the Agent's security interest therein pursuant to this Agreement; and

      (iii) mark its master data processing records evidencing the Collateral with a legend, acceptable to the Agent, evidencing that a security interest in the Collateral has been granted pursuant to this Agreement.

    (b)  Additional Financing Statements; Continuation Statements; Performance by Agent.  Each Loan Party hereby authorizes the Agent or its designee to file one (1) or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Collateral now existing or hereafter arising in the name of any Loan Party. If any Loan Party fails to promptly execute and deliver to the Agent any financing statement or continuation statement or amendment thereto or assignment thereof requested by the Agent each Loan Party hereby authorizes the Agent to execute such statement on behalf of such Loan Party. If any Loan Party fails to perform any of its agreements or obligations under this Agreement, the Agent or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Agent or its designee incurred in connection therewith shall be payable by Loan Parties as provided in Section 14.5.

    Section 8.6  Application of Collections.  Any payment by an Obligor in respect of any indebtedness owed by it to an Originator or the Borrower shall, except as otherwise specified by such Obligor or required by the underlying Contract or law, be applied, first, as a Collection of any Receivable or Receivables then outstanding of such Obligor in the order of the age of such Receivables, starting with the oldest of such Receivables and, second, to any other indebtedness of such Obligor.

ARTICLE IX.
SECURITY INTEREST

    Section 9.1  Grant of Security Interest.  To secure the due and punctual payment of the Obligations, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Indemnified Amounts, in each case pro rata according to the respective amounts thereof, the Borrower hereby pledges to the Agent, for the benefit of the Secured Parties, and hereby grants to the Agent, for the benefit of the Secured Parties, a security interest in all of the Borrower's right, title and interest now or hereafter existing in, to and under (a) all the Receivables and Related Assets, (b) the First-Step Receivables Purchase Agreement, the Sale Agreement and the other Transaction Documents, (c) the Demand Advances, and (d) all proceeds of any of the foregoing (collectively, the "Collateral").

    Section 9.2  Remedies.  Upon the occurrence of an Event of Default, the Agent, on behalf of the Secured Parties, shall have, with respect to the Collateral granted pursuant to Section 9.1, and in addition to all other rights and remedies available to Lenders or the Agent under this Agreement and the other Transaction Documents or other applicable law, all the rights and remedies of a secured party upon default under the UCC.

    Section 9.3  Termination after Final Payout Date.  Each of the Secured Parties hereby authorizes the Agent, and the Agent hereby agrees, promptly after the Final Payout Date to execute and deliver to the Borrower such UCC-3 termination statements as may be necessary to terminate the Agent's security interest in and Lien upon the Collateral, all at the Borrower's expense. Upon the Final Payout Date, all right, title and interest of the Agent and the other Secured Parties in and to the Collateral shall terminate.

    Section 9.4  Limitation on Rights to Collateral Proceeds.  Nothing in this Agreement shall entitle the Secured Parties to receive or retain proceeds of the Collateral in excess of the aggregate amount of the Obligations owing to such Secured Parties (or to any Indemnified Party claiming through such Secured Parties).

ARTICLE X.
EVENTS OF DEFAULT

    Section 10.1  Events of Default.  The occurrence of any of the following events shall constitute an "Event of Default" hereunder:

    (a) The Servicer or the Borrower shall fail to pay any Obligation of the type described in clause (i) of the definition of "Obligations" or to deposit any amount required to be deposited by it hereunder in respect of any such Obligations within one (1) Business Day after the same is required to be paid or deposited, or the Servicer or the Borrower shall fail to pay any Obligation of the type described in clause (ii) of the definition of "Obligations" or to deposit any amount required to be deposited by it hereunder in respect of any such Obligations within five (5) Business Days after the same is required to be paid or deposited; or

    (b) Any representation or warranty made or deemed to be made by any Loan Party (or any of its officers) under this Agreement or any other Transaction Document or any Information Package or other information, recomputation of the Borrowing Base or other report delivered pursuant hereto shall prove to have been false or incorrect in any material adverse respect when made or deemed to have been made; or

    (c) (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 7.1(i), 7.2(e), 7.2(f), 7.2(g), 7.2(h), 7.3 or 8.2(b); or

      (ii) Any Loan Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document, and such default shall continue unremedied for a period of ten (10) Business Days (or, in the case of Section 3.1(a), a period of two (2) Business Days) after the earlier to occur of (A) the date upon which written notice thereof is given to such Loan Party by the Agent and (B) the date either of the Loan Parties becomes aware thereof; or

    (d) (i) The Borrower shall (A) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than Subordinated Loans) of which the aggregate unpaid principal amount is $10,775 or greater, when and as the same shall become due and payable (after expiration of any applicable grace period) or (B) fail to observe or perform any other term, covenant, condition or agreement (after expiration of any applicable grace period) contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (B) is to cause, or permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity; or

      (ii) PCC or any of its Subsidiaries (other than the Borrower) (A) shall fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness of which the aggregate unpaid principal amount is in excess of $35,000,000, when and as the same shall become due and payable (after expiration of any applicable grace period) or (B) shall fail to observe or perform any other term, covenant, condition or agreement (after expiration of any applicable grace period) contained in any agreement or instrument evidencing or governing any Indebtedness in excess of $35,000,000 in aggregate principal amount of PCC or any of its Subsidiaries (other than the Borrower) if the effect of any failure referred to in this clause (B) is to cause, or permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity; or

    (e) An Event of Bankruptcy shall have occurred and remain continuing with respect to any Loan Party or, if the Servicer is not PCC or an Affiliate thereof, with respect to the Servicer; or

    (f)  The three (3)-month rolling average Dilution Ratio at any Cut-Off Date exceeds 4.50%; or

    (g) The three (3)-month rolling average Default Ratio at any Cut-Off Date exceeds 4.75%; or

    (h) The three (3)-month rolling average Delinquency Ratio at any Cut-Off Date exceeds 8.25%; or

    (i)  On any Settlement Date, after giving effect to the payments made under Article II or Article III, the aggregate outstanding principal balance of the Advances exceeds the Allocation Limit; or

    (j)  There shall have occurred any event which materially adversely impairs the ability of the Originators, taken as a whole, to originate Receivables; or

    (k) A Change in Control shall occur; or

    (l)  The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any of the Receivables or Related Assets and such lien shall not have been released within seven (7) days, or the PBGC shall file a notice of lien pursuant to Section 4068 of the ERISA with regard to any of the Receivables or Related Assets; or

    (m) The Agent, on behalf of the Secured Parties, for any reason, does not have a valid, perfected first priority security interest in the Receivables and the Related Assets; or

    (n) (i) (A) One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Borrower involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, greater than or equal to $10,775, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof, (B) any non-monetary judgment, order or decree is entered against the Borrower which has a Material Adverse Effect, or (C) any non-monetary judgment, order or decree is entered against the Borrower which would reasonably be expected to have a Material Adverse Effect, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of ten (10) days after the entry thereof; or

      (ii) (A) One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against PCC or any of the Originators involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $35,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof, (B) any non-monetary judgment, order or decree is entered against PCC or any of the Originators which has a Material Adverse Effect, or (C) any non-monetary judgment, order or decree is entered against PCC or any of the Originators which would reasonably be expected to have a Material Adverse Effect, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of ten (10) days after the entry thereof; or

    (o) (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which his resulted or could reasonably be expected to result in liability of any of the Originators under Title IV of ERISA to such Pension Plan, such Multiemployer Plan or the PBGC in an aggregate amount in excess of $35,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $50,000,000; or (iii) any of the Originators or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $35,000,000; or

    (p) Any other event occurs that has, or could reasonably be expected to have, a Material Adverse Effect.

    Section 10.2  Remedies.

    (a)  Optional Acceleration.  Upon the occurrence of an Event of Default (other than an Event of Default described in Section 10.1(e) with respect to the Borrower), the Agent may by notice to the Borrower, declare the Termination Date to have occurred and the Obligations to be immediately due and payable, whereupon the Aggregate Commitment shall terminate and all Obligations shall become immediately due and payable.

    (b)  Automatic Acceleration.  Upon the occurrence of an Event of Default described in Section 10.1(e) with respect to the Borrower, the Termination Date shall automatically occur and the Obligations shall be immediately due and payable.

    (c)  Additional Remedies.  Upon the Termination Date pursuant to this Section 10.2, the Aggregate Commitment will terminate, no Loans or Advances thereafter will be made, and the Agent, on behalf of the Secured Parties, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

ARTICLE XI.
THE AGENT

    Section 11.1  Appointment.

    (a) Each Lender hereby irrevocably designates and appoints Wachovia as its agent hereunder, and authorizes the Agent to take such action on its behalf under the provisions of the Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of the Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or Liquidity Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or otherwise exist against the Agent.

    (b) The provisions of this Article XI are solely for the benefit of the Agent and the Lenders, and neither of the Loan Parties shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article XI, except that this Article XI shall not affect any obligations which the Agent or any Lender may have to either of the Loan Parties under the other provisions of this Agreement.

    (c) In performing its functions and duties hereunder, the Agent shall act solely as the agent of the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for either of the Loan Parties or any of their respective successors and assigns.

    Section 11.2  Delegation of Duties.  The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

    Section 11.3  Exculpatory Provisions.  Neither the Agent nor any of its directors, officers, agents or employees shall be (i) liable to any of the Lenders for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 11.2 under or in connection with this Agreement (except for its, their or such Person's own bad faith, gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of either of the Loan Parties to perform its respective obligations hereunder, or for the satisfaction of any condition specified in Article V, except receipt of items required to be delivered to the Agent. The Agent shall not be under any obligation to any Lender or Liquidity Bank to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Loan Parties. This Section 11.3 is intended solely to govern the relationship between each Agent, on the one hand, and the Lenders and their respective Liquidity Banks, on the other.

    Section 11.4  Reliance by Agent.

    (a) The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of such of the Lenders and Liquidity Banks as it shall determine to be appropriate under the relevant circumstances, or it shall first be indemnified to its satisfaction by the Liquidity Banks against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action.

    (b) Any action taken by the Agent in accordance with Section 11.4(a) shall be binding upon all Lenders.

    Section 11.5  Notice of Events of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Default unless the Agent has received notice from a Lender, a Liquidity Bank or a Loan Party referring to this Agreement, stating that an Event of Default or Unmatured Default has occurred hereunder and describing such Event of Default or Unmatured Default. In the event that the Agent receives such a notice, it shall promptly give notice thereof to the Lenders and Liquidity Banks. The Agent shall take such action with respect to such Event of Default or Unmatured Default as shall be directed by the Majority Lenders.

    Section 11.6  Non-Reliance on Agent and Other Lenders.  Each of the Lenders expressly acknowledges that neither the Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by the Agent. Each of the Lenders also represents and warrants to the Agent and the other Lenders that it has, independently and without reliance upon any such Person (or any of their Affiliates) and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Loan Parties and made its own decision to enter into this Agreement. Each of the Lenders also represents that it will, independently and without reliance upon the Agent or any other Liquidity Bank or Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of the Loan Parties. Neither of the Agent nor any of the Lenders, nor any of their respective Affiliates, shall have any duty or responsibility to provide any party to this Agreement with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the Loan Parties which may come into the possession of such Person or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates, except that the Agent shall promptly distribute to the Lenders and the Liquidity Banks, copies of financial and other information expressly provided to the Agent by either of the Loan Parties pursuant to this Agreement for distribution to the Lenders.

    Section 11.7  Indemnification of Agent.  Each Liquidity Bank agrees to indemnify the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably in accordance with their respective Ratable Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Agent in its capacity as such or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or the execution, delivery or performance of this Agreement or any other document furnished in connection herewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the bad faith, gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).

    Section 11.8  Agent in its Individual Capacity.  The Agent in its individual capacity and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Loan Parties and their Affiliates as though it were not the Agent hereunder. With respect to its Loans, if any, pursuant to this Agreement, the Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

    Section 11.9  Successor Agent.  The Agent, upon five (5) days' notice to the Borrower and the Lenders, may voluntarily resign at any time; provided, however, that Wachovia shall not voluntarily resign as the Agent so long as any of the Liquidity Banks' respective Commitments remain in effect or Blue Ridge has any outstanding Loans hereunder. If the Agent (other than Wachovia) shall voluntarily resign, then the Majority Lenders during such five (5)-day period shall appoint, from amongst the remaining Lenders, a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent and the term "Agent" shall mean such successor agent, effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. Upon replacement of the Agent in accordance with this Section 11.9, the retiring Agent shall execute such UCC-3 assignments and amendments, and assignments and amendments of the Transaction Documents, as may be necessary to give effect to its replacement by a successor Agent. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article XI and Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

    Section 11.10  Agent's Conflict Waivers.  Wachovia acts, or may in the future act, (i) as administrative agent for Blue Ridge, (ii) as issuing and paying agent for Blue Ridge's Commercial Paper Notes, (iii) to provide credit or liquidity enhancement for the timely payment for Blue Ridge's Commercial Paper Notes and (iv) to provide other services from time to time for Blue Ridge (collectively, the "Wachovia Roles"). Without limiting the generality of Sections 11.1 and 11.8, each Agent, Lender and Liquidity Bank hereby acknowledges and consents to any and all Wachovia Roles and agrees that in connection with any Wachovia Role, Wachovia may take, or refrain from taking, any action which it, in its discretion, deems appropriate, including, without limitation, in its role as administrative agent for Blue Ridge, the giving of notice to the Liquidity Banks of a mandatory purchase pursuant to the Liquidity Agreement, and hereby acknowledges that neither Wachovia nor any of its Affiliates has any fiduciary duties hereunder to any Lender (other than Blue Ridge) or to any of the Liquidity Banks arising out of any Wachovia Roles.

    Section 11.11  UCC Filings.  Each of the Secured Parties hereby expressly recognizes and agrees that the Agent may be listed as the assignee or secured party of record on the various UCC filings required to be made under the Transaction Documents in order to perfect their respective interests in the Collateral, that such listing shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the Secured Parties and that such listing will not affect in any way the status of the Secured Parties as the true parties in interest with respect to the Collateral. In addition, such listing shall impose no duties on the Agent other than those expressly and specifically undertaken in accordance with this Article XI.

ARTICLE XII.
ASSIGNMENTS AND PARTICIPATIONS

    Section 12.1  Restrictions on Assignments, etc.

    (a) No Loan Party may assign its rights, or delegate its duties hereunder or any interest herein without the prior written consent of the Agent; provided, however, that the foregoing shall not be deemed to restrict PCC's right, prior to delivery of a Successor Notice, to delegate its duties as Servicer to other Originators, provided that PCC shall remain primarily liable for the performance or non-performance of such duties.

    (b) Blue Ridge may, at any time, assign all or any portion of a Loan, or sell participations therein, to the Liquidity Banks (or to the Agent for the ratable benefit of the Liquidity Banks).

    (c) In addition to, and not in limitation of, assignments and participations described in Section 12.1(b):

      (i)  in the event that any Liquidity Bank becomes a Downgraded Liquidity Bank, such Downgraded Liquidity Bank shall give prompt written notice of its Downgrading Event to the Agent and to the Borrower. Within five (5) Business Days after the Borrower's receipt of such notice, the Borrower may propose an Eligible Assignee who is willing to accept an assignment of, and to assume, such Downgraded Liquidity Bank's rights and obligations under this Agreement and under the Liquidity Agreement. In the event that the Borrower fails to propose such an Eligible Assignee within such five (5) Business Day period, or such Eligible Assignee does not execute and deliver assignment and assumption documents reasonably acceptable to such Downgraded Liquidity Bank and the Agent and pay the Downgraded Liquidity Bank's Obligations in full, in each case, not later than 5:00 p.m. (New York City time) on the tenth (10th) Business Day following the Borrower's receipt of notice of such Downgrading Event, the Agent may identify an Eligible Assignee without the Borrower's consent, and the Downgraded Liquidity Bank shall promptly assign its rights and obligations to the Eligible Assignee designated by the Agent against payment in full of the Obligations;

      (ii) each of the Lenders may assign all or any portion of its Loans and, if applicable its Commitment under this Agreement to any Eligible Assignee with the prior written consent of (A) the Agent and (B) the Borrower, which consent of the Borrower shall not be unreasonably withheld or delayed; and

      (iii) each of the Lenders may sell participations in all or any portion of their respective rights and obligations in, to and under the Transaction Documents and the Obligations in accordance with Sections 12.2 and 14.7.

    Section 12.2  Rights of Assignees and Participants.

    (a) Upon the assignment by a Lender in accordance with Section 12.1(b) or (c), the Eligible Assignee(s) receiving such assignment shall have all of the rights of such Lender with respect to the Transaction Documents and the Obligations (or such portion thereof as has been assigned).

    (b) In no event will the sale of any participation interest in any Lender's or any Eligible Assignee's rights under the Transaction Documents or in the Obligations relieve the seller of such participation of its obligations, if any, hereunder or, if applicable, under the Liquidity Agreement.

    Section 12.3  Terms and Evidence of Assignment.  Any assignment to any Eligible Assignee(s) pursuant to Section 1.2(c), 12.1(b) or 12.1(c) shall be upon such terms and conditions as the assigning Lender and the Agent, on the one hand, and the Eligible Assignee, on the other, may mutually agree, and shall be evidenced by such instrument(s) or document(s) as may be satisfactory to such Lender, the Agent and the Eligible Assignee(s). Any assignment made in accordance with the terms of this Article XII shall relieve the assigning Lender of its obligations, if any, under this Agreement (and, if applicable, the Liquidity Agreement) to the extent assigned.

ARTICLE XIII.
INDEMNIFICATION

    Section 13.1  Indemnities by the Borrower.

    (a)  General Indemnity.  Without limiting any other rights which any such Person may have hereunder or under applicable law, the Borrower hereby agrees to indemnify each of the Agent, the Lenders, the Liquidity Banks, each of their respective Affiliates, and all successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each, an "Indemnified Party"), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or relating to the Transaction Documents, the Obligations or the Collateral, excluding, however, (x) Indemnified Amounts to the extent determined by a court of competent jurisdiction to have resulted from bad faith, gross negligence or willful misconduct on the part of such Indemnified Party or (y) recourse (except as otherwise specifically provided in this Agreement) for Indemnified Amounts to the extent the same includes losses in respect of Receivables which are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts arising out of or relating to:

      (i)  the creation of any Lien on, or transfer by any Loan Party of any interest in, the Collateral other than the sale of Receivables and related property by the Originators to PCC pursuant to the First-Step Receivables Purchase Agreement, the sale or contribution of Receivables and related property by PCC to the Borrower pursuant to the Sale Agreement and the grant by the Borrower of a security interest in the Collateral to the Agent pursuant to Section 9.1;

      (ii) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Transaction Document, any Information Package or any other information or report delivered by or on behalf of any Loan Party pursuant hereto, which shall have been false, incorrect or misleading in any respect when made or deemed made or delivered, as the case may be;

      (iii) the failure by any Loan Party to comply with any applicable law, rule or regulation with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or the related Contract with any such applicable law, rule or regulation;

      (iv) the failure to vest and maintain vested in the Agent, for the benefit of the Secured Parties, a valid and perfected first priority security interest in the Collateral, free and clear of any other Lien, other than a Lien arising solely as a result of an act of one of the Secured Parties, now or at any time thereafter;

      (v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Collateral;

      (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivables or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods and/or services related to such Receivable or the furnishing or failure to furnish such goods and/or services;

      (vii) any matter described in Section 3.4;

      (viii) any failure of either Loan Party, as the Borrower, the Servicer or otherwise, to perform its duties or obligations in accordance with the provisions of this Agreement or the other Transaction Documents to which it is a party;

      (ix) any products liability claim or any claim of breach by either Loan Party of any related Contract with respect to any Receivable;

      (x) any tax or governmental fee or charge (but not including taxes upon or measured by net income, franchise taxes or withholding taxes), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the Agent's security interest in the Collateral;

      (xi) the commingling of Collections of Receivables at any time with other funds;

      (xii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby or thereby, the use of the proceeds of any Loan, the security interest in the Receivables and Related Assets or any other investigation, litigation or proceeding relating to the Borrower or any of the Originators in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby or thereby (other than an investigation, litigation or proceeding (1) relating to a dispute solely amongst the Lenders (or certain Lenders) and the Agent or (2) excluded by Section 13.1(a));

      (xiii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

      (xiv)  the occurrence of any Event of Default of the type described in Section 10.1(e); or

      (xv) any loss incurred by any of the Secured Parties as a result of the inclusion in the Borrowing Base of Receivables owing from any single Obligor and its Affiliated Obligors which causes the aggregate Unpaid Balance of all such Receivables to exceed the applicable Obligor Concentration Limit.

    (b)  Contest of Tax Claim; After-Tax Basis.  If any Indemnified Party shall have notice of any attempt to impose or collect any tax or governmental fee or charge for which indemnification will be sought from any Loan Party under Section 13.1(a)(x), such Indemnified Party shall give prompt and timely notice of such attempt to the Borrower and the Borrower shall have the right, at its expense, to participate in any proceedings resisting or objecting to the imposition or collection of any such tax, governmental fee or charge. Indemnification hereunder shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the payment of any of the aforesaid taxes (including any deduction) and the receipt of the indemnity provided hereunder or of any refund of any such tax previously indemnified hereunder, including the effect of such tax, deduction or refund on the amount of tax measured by net income or profits which is or was payable by the Indemnified Party.

    (c)  Contribution.  If for any reason the indemnification provided above in this Section 13.1 (and subject to the exceptions set forth herein) is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

    Section 13.2  Indemnities by Servicer.  Without limiting any other rights which any Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each of the Indemnified Parties forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or relating to the Servicer's performance of, or failure to perform, any of its obligations under or in connection with any Transaction Document, or any representation or warranty made by the Servicer (or any of its officers in their capacities as such) under or in connection with any Transaction Document, any Information Package or any other information or report delivered by or on behalf of the Servicer, which shall have been false, incorrect or misleading in any material respect when made or deemed made or delivered, as the case may be, or the failure of the Servicer to comply with any applicable law, rule or regulation with respect to any Receivable or the related Contract. Notwithstanding the foregoing, in no event shall any Indemnified Party be awarded any Indemnified Amounts (a) to the extent determined by a court of competent jurisdiction to have resulted from bad faith, gross negligence or willful misconduct on the part of such Indemnified Party or (b) as recourse for Indemnified Amounts to the extent the same includes losses in respect of Receivables which are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor.

    If for any reason the indemnification provided above in this Section 13.2 (and subject to the exceptions set forth herein) is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Servicer shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Servicer on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

ARTICLE XIV.
MISCELLANEOUS

    Section 14.1  Amendments, Etc.  No amendment or waiver of any provision of this Agreement nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by each of the Loan Parties and the Agent, and any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The Loan Parties acknowledge that, before entering into such an amendment or granting such a waiver or consent, the Agent will be required to obtain the approval of the Majority Lenders (or, in certain instances, all of the Liquidity Banks) and may be required to obtain the approval of the Rating Agencies.

    Section 14.2  Notices, Etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by express mail or courier or by certified mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth on Schedule 14.2 or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means.

    Section 14.3  No Waiver; Remedies.  No failure on the part of the Agent or any of the other Secured Parties to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each of the Agent, the Lenders and the Liquidity Banks is hereby authorized by the Borrower at any time and from time to time, to the fullest extent permitted by law, to set off and apply to payment of any Obligations that are then due and owing any and all deposits (general or special, time or demand provisional or final) at any time held and other indebtedness at any time owing by such Person to or for the credit or the account of the Borrower.

    Section 14.4  Binding Effect; Survival.  This Agreement shall become effective upon receipt by the Agent of a counterpart hereof, duly executed by each of the parties hereto, whereupon it shall be binding upon and inure to the benefit of each the Loan Parties, the Agent, the Lenders and their respective successors and permitted assigns, and the provisions of Section 4.2 and Article XIII shall inure to the benefit of the Affected Parties and the Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Section 12.1. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Final Payout Date. The rights and remedies with respect to any breach of any representation and warranty made by the Borrower pursuant to Article VI and the provisions of Article XIII and Sections 4.2, 14.5, 14.6, 14.7, 14.8 and 14.15 shall be continuing and shall survive any termination of this Agreement.

    Section 14.5  Costs, Expenses and Taxes.  In addition to their obligations under the other provisions of this Agreement, the Loan Parties jointly and severally agree to pay:

    (a) within fifteen (15) Business Days after receipt of a written invoice therefor: all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of counsel and independent accountants) incurred by each of the Lenders, the Agent and the Liquidity Banks in connection with the negotiation, preparation, execution and delivery of any amendment or consent to, or waiver of, any provision of the Transaction Documents which is requested or proposed by any Loan Party (whether or not consummated), the administration of the Transaction Documents following an Event of Default (or following a waiver of or consent to any Event of Default), or the enforcement by any of the foregoing Persons of, or any actual or claimed breach of, this Agreement or any of the other Transaction Documents, including, without limitation, (i) the reasonable fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents in connection with any of the foregoing, and (ii) the reasonable fees and expenses of independent accountants incurred in connection with any review of any Loan Party's books and records or valuation of the Receivables and Related Assets; and

    (b) upon demand: all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents (and Loan Parties, jointly and severally agree to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees).

    Section 14.6  No Proceedings.  Each of the parties hereto hereby agrees that it will not institute against the Borrower or Blue Ridge, or join any Person in instituting against the Borrower or Blue Ridge, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Event of Bankruptcy) so long as any Commercial Paper Notes or other senior Indebtedness issued by Blue Ridge shall be outstanding or there shall not have elapsed one (1) year plus one (1) day since the last day on which any such Commercial Paper Notes or other senior Indebtedness shall have been outstanding.

    Section 14.7  Confidentiality of Borrower Information.

    (a)  Confidential Borrower Information.  Each party hereto (other than the Loan Parties) acknowledges that certain of the information provided to such party by or on behalf of the Loan Parties in connection with this Agreement and the transactions contemplated hereby is or may be confidential, and each such party severally agrees that, unless PCC shall otherwise agree in writing, and except as provided in subsection (b), such party will not disclose to any other person or entity:

      (i)  any information regarding, or copies of, any nonpublic financial statements, reports, schedules and other information furnished by any Loan Party to the Agent or the Lenders (A) prior to the date hereof in connection with such party's due diligence relating to the Loan Parties and the transactions contemplated hereby, or (B) pursuant to Section 3.1, 5.1, 6.1(i), 6.1(m), 7.1(c) or 7.2, or

      (ii) any other information regarding any Loan Party which is designated by any Loan Party to such party in writing as confidential

(the information referred to in clauses (i) and (ii) above, whether furnished by any Loan Party or any attorney for or other representative thereof (each, a "Borrower Information Provider"), is collectively referred to as the "Borrower Information"); provided, however, "Borrower Information" shall not include any information which is or becomes generally available to the general public or to such party on a nonconfidential basis from a source other than any Borrower Information Provider, or which was known to such party on a nonconfidential basis prior to its disclosure by any Borrower Information Provider.

    (b)  Disclosure.  Notwithstanding subsection (a), each party may disclose any Borrower Information:

      (i)  to any of such party's attorneys and auditors,

      (ii) to any dealer or placement agent for such party's Commercial Paper Notes, who (A) in the good faith belief of such party, has a need to know the Borrower Information, (B) is informed by such party of the confidential nature of the Borrower Information and the terms of this Section 14.7 and (C) has agreed in writing to be bound by the provisions of this Section 14.7,

      (iii) to any Liquidity Bank (whether or not on the date of disclosure, such Liquidity Bank continues to be an Eligible Assignee), to any other actual or potential permitted assignee or participant permitted under Section 12.1 who has agreed to be bound by the provisions of this Section 14.7,

      (iv) to any rating agency that maintains a rating for such party's Commercial Paper Notes or is considering the issuance of such a rating, for the purposes of reviewing the credit of any Lender in connection with such rating,

      (v) to any other party to this Agreement (and any independent attorneys and auditors of such party), for the purposes contemplated hereby,

      (vi) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party,

      (vii) subject to subsection (c), in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose such Borrower Information,

      (viii) to any entity that provides a surety bond or other credit enhancement to Blue Ridge, or

      (ix) in connection with the enforcement of this Agreement or any other Transaction Document.

In addition, each of the Lenders and the Agent may disclose on a "no name" basis to any actual or potential investor in Commercial Paper Notes information regarding the nature of this Agreement, the basic terms hereof (including without limitation the amount and nature of the Aggregate Commitment and the Advances), the nature, amount and status of the Receivables, and the current and/or historical ratios of losses to liquidations and/or outstandings with respect to the Receivables.

    (c)  Legal Compulsion.  In the event that any party hereto (other than any Loan Party) or any of its representatives is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Borrower Information, such party will (or will cause its representative to):

      (i)  provide PCC with prompt written notice so that (A) PCC may seek a protective order or other appropriate remedy, or (B) PCC may, if it so chooses, agree that such party (or its representatives) may disclose such Borrower Information pursuant to such request or legal compulsion; and

      (ii) unless PCC agrees that such Borrower Information may be disclosed, make a timely objection to the request or compulsion to provide such Borrower Information on the basis that such Borrower Information is confidential and subject to the agreements contained in this Section 14.7.

In the event such protective order or remedy is not obtained, or PCC agrees that such Borrower Information may be disclosed, such party will furnish only that portion of the Borrower Information which (in such party's good faith judgment) is legally required to be furnished and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be afforded the Borrower Information.

    (d)  Survival.  This Section 14.7 shall survive termination of this Agreement.

    Section 14.8  Confidentiality of Program Information.

    (a)  Confidential Information.  Each party hereto acknowledges that Blue Ridge and the Agent regard the structure of the transactions contemplated by this Agreement to be proprietary, and each such party agrees that:

      (i)  it will not disclose without the prior consent of Blue Ridge or the Agent (other than to the directors, employees, auditors, counsel or affiliates (collectively, "representatives") of such party, each of whom shall be informed by such party of the confidential nature of the Program Information (as defined below) and of the terms of this Section 14.8): (A) any information regarding the pricing in, or copies of, the Liquidity Agreement or the Fee Letter, or (B) any information which is furnished by Blue Ridge or the Agent to such party and which is designated by Blue Ridge or the Agent to such party in writing or otherwise as confidential or not otherwise available to the general public (the information referred to in clauses (A) and (B) is collectively referred to as the "Program Information"); provided, however, that such party may disclose any such Program Information (I) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, including, without limitation, the SEC, (II) in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party, (III) subject to subsection (c) below, in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose any such Program Information, or (IV) in financial statements as required by GAAP;

      (ii) it will use the Program Information solely for the purposes of evaluating, administering and enforcing the transactions contemplated by the Transaction Documents and making any necessary business judgments with respect thereto; and

      (iii) it will, upon demand, return (and cause each of its representatives to return) to the Agent, all documents or other written material received from Blue Ridge or the Agent in connection with (a)(i) (B) or (C) above and all copies thereof made by such party which contain the Program Information.

    (b)  Availability of Confidential Information.  This Section 14.8 shall be inoperative as to such portions of the Program Information which are or become generally available to the public or such party on a nonconfidential basis from a source other than the Agent or were known to such party on a nonconfidential basis prior to its disclosure by the Agent.

    (c)  Legal Compulsion to Disclose.  In the event that any party or anyone to whom such party or its representatives transmits the Program Information is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Program Information, such party will:

      (i)  provide the Agent with prompt written notice so that the Agent may seek a protective order or other appropriate remedy and/or, if it so chooses, agree that such party may disclose such Program Information pursuant to such request or legal compulsion; and

      (ii) unless the Agent agrees that such Program Information may be disclosed, make a timely objection to the request or compulsion to provide such Program Information on the basis that such Program Information is confidential and subject to the agreements contained in this Section 14.8.

In the event that such protective order or other remedy is not obtained, or the Agent agrees that such Program Information may be disclosed, such party will furnish only that portion of the Program Information which (in such party's good faith judgment) is legally required to be furnished and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Program Information. In the event any Loan Party is required to file a copy of the Program Information with the SEC or any other governmental authority, it will (A) provide the Agent with prompt written notice of such requirement and (B) exercise reasonable efforts to obtain reliable assurance that such governmental authority will give confidential treatment to the Program Information.

    (d)  Survival.  This Section 14.8 shall survive termination of this Agreement.

    Section 14.9  Captions and Cross References.  The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Annex, Schedule or Exhibit are to such Section of or Annex, Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

    Section 14.10  Integration.  This Agreement and the other Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

    Section 14.11  Governing Law.  THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW, EXCEPT TO THE EXTENT THAT

THE PERFECTION OF THE SECURITY INTEREST OF THE AGENT, ON BEHALF OF THE SECURED PARTIES, IN THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

    Section 14.12  Waiver Of Jury Trial.  EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL NOT BE TRIED BEFORE A JURY.

    Section 14.13  Consent To Jurisdiction; Waiver Of Immunities.  EACH LOAN PARTY HEREBY ACKNOWLEDGES AND AGREES THAT:

    (a) IT IRREVOCABLY (i) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN THE BOROUGH OF MANHATTAN, IN NEW YORK COUNTY, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND (ii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF AN ACTION OR PROCEEDING IN SUCH COURTS.

    (b) TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

    Section 14.14  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

    Section 14.15  No Recourse Against Other Parties.  The several obligations of the Lenders under this Agreement are solely the corporate obligations of such Lender. No recourse shall be had for the payment of any amount owing by such Lender under this Agreement or for the payment by such Lender of any fee in respect hereof or any other obligation or claim of or against such Lender arising out of or based upon this Agreement, against any employee, officer, director, incorporator or stockholder of such Lender. Each of the Borrower, the Servicer and the Agent agrees that Blue Ridge shall be liable for any claims that such party may have against Blue Ridge only to the extent Blue Ridge has excess funds and to the extent such assets are insufficient to satisfy the obligations of Blue Ridge hereunder, Blue Ridge shall have no liability with respect to any amount of such obligations remaining unpaid and such unpaid amount shall not constitute a claim against Blue Ridge. Any and all claims against Blue Ridge or the Agent shall be subordinate to the claims against such Persons of the holders of Commercial Paper Notes and the Liquidity Banks.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BORROWER:	PRECISION RECEIVABLES CORP.
	By:	Name: William D. Larsson Title: President
SERVICER:	PRECISION CASTPARTS CORP.
	By:	Name: William D. Larsson Title: Vice President and Chief Financial Officer
AGENT:	WACHOVIA BANK, N.A., AS AGENT
	By:	Name: Title:
LENDERS:	BLUE RIDGE ASSET FUNDING CORPORATION
BY: WACHOVIA BANK, N.A., ITS ATTORNEY-IN-FACT
	By:	Name: Title: Commitment: not applicable
WACHOVIA BANK, N.A.
By:	Name: Title: Commitment: $150,000,000

ANNEX A

DEFINITIONS

    A. Certain Defined Terms.  As used in this Agreement:

    "Account" shall have the meaning specified in Section 9-106 of the UCC.

    "Adjusted Dilution Ratio" at any time means the rolling average of the Dilution Ratio for the 12 Settlement Periods then most recently ended.

    "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made on the same Borrowing Date.

    "Affected Party" means each of the Lenders, the Agent and the Liquidity Banks.

    "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

    "Affiliated Obligor" in relation to any Obligor means an Obligor that is an Affiliate of such Obligor.

    "Agent" has the meaning provided in the preamble of this Agreement.

    "Aggregate Commitment" means the aggregate of the Commitments of the Liquidity Banks, as reduced or increased from time to time pursuant to the terms hereof.

    "Agreement" means this Amended and Restated Credit and Security Agreement, as it may be amended or modified and in effect from time to time.

    "Allocation Limit" has the meaning set forth in Section 1.1.

    "Alternate Base Rate" means for any day, the rate per annum equal to the higher as of such day of (i) the Base Rate, or (ii) one-half of one percent (0.50%) above the Federal Funds Rate. For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change. The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by Wachovia in connection with extensions of credit.

    "Alternate Base Rate Loan" means a Loan which bears interest at the Alternate Base Rate or the Default Rate.

    "Approved Country" means a country other than the United States (or one of its possessions or territories) which has been approved by the Agent in writing prior to the occurrence of a Servicer Credit Event; provided, however, that the Agent may, upon not less than ten (10) Business Days' prior written notice withdraw its approval of any such country.

    "Article" means an article of this Agreement unless another document is specifically referenced.

    "Authorized Officer" means, as to any Loan Party or Originator, either its Vice President and Chief Financial Officer or its Treasurer, acting singly.

    "Base Rate" means the rate of interest per annum publicly announced from time to time by Wachovia as its "prime rate." (The "prime rate" is a rate set by Wachovia based upon various factors including Wachovia's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the prime rate announced by Wachovia shall take effect at the opening of business on the day specified in the public announcement of such change.

    "Blue Ridge" has the meaning provided in the preamble of this Agreement.

    "Borrower" has the meaning provided in the preamble of this Agreement.

    "Borrower Information" has the meaning set forth in Section 14.7(a).

    "Borrower Information Provider" has the meaning set forth in Section 14.7(a).

    "Borrowing Base" means, on any date of determination, the amount determined by reference to the following formula:

[(NPB—RR)—EDC]

where:
NPB	=	the Net Pool Balance as of the most recent Cut-Off Date;
RR	=	the Required Reserve as of the most recent Cut-Off Date; and
EDC	=
Deemed Collections that have occurred since the most recent Cut-Off Date to the extent such Deemed Collections exceed the portion, if any, of the Dilution Reserve which is included in the Required Reserve.

    "Borrowing Date" means a date on which an Advance is made hereunder.

    "Borrowing Request" is defined in Section 2.1.

    "Broken Funding Costs" means for any Loan which: (i) has its principal reduced without compliance by the Borrower with the notice requirements hereunder or (ii) does not have its principal reduced following the delivery of any Prepayment Notice or (iii) is assigned by Blue Ridge to the Liquidity Banks under the Liquidity Agreement or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the CP Costs that would have accrued during the remainder of the tranche periods for Commercial Paper Notes or (as applicable) interest that would have accrued during the remainder of the CP Accrual Periods or Interest Periods determined by the Agent to relate to such Loan (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such reduction of principal was designated to occur pursuant to the Prepayment Notice) of the principal amount of such Loan if such reduction, assignment or termination had not occurred or such Prepayment Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such principal amount is allocated to another Loan, the amount of CP Costs or interest actually accrued during the remainder of such period on such principal amount for the new Loan, and (y) to the extent such principal amount is not allocated to another Loan, the income, if any, actually received during the remainder of such period by the holder of such Loan from investing the portion of such principal amount not so allocated. All Broken Funding Costs shall be due and payable hereunder upon demand.

    "Business Day" means (i) any day on which banks are not authorized or required to close in New York, New York, Atlanta, Georgia, or Portland, Oregon, and The Depository Trust Company of New York is open for business, and (ii) if the applicable Business Day relates to any computation or payment to be made with respect to the Eurodollar Rate (Reserve Adjusted), any day on which dealings in dollar deposits are carried on in the London interbank market.

    "Change in Control" means:

    (a) the failure of PCC to own (directly or through one or more wholly-owned Subsidiaries of PCC) 100% of the issued and outstanding shares of the capital stock (including all warrants, options, conversion rights, and other rights to purchase or convert into such stock) of the Borrower on a fully diluted basis; or

    (b) (i) any Person or two (2)or more Persons acting in concert acquires beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act), directly or indirectly, of securities of PCC (or other securities convertible into such securities) representing 25% or more of the combined voting power of all securities of PCC entitled to vote in the election of directors, or (ii) during any period of up to 12 consecutive months, individuals who at the beginning of such 12-month period were directors of PCC ceasing for any reason to constitute a majority of the Board of Directors of PCC unless the Persons replacing such individuals were nominated by the Board of Directors of PCC, or (iii) any Person or two (2)or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of PCC (or other securities convertible into such securities) representing 25% or more of the combined voting power of all securities of PCC entitled to vote in the election of directors.

    "Code" means the Internal Revenue Code of 1986, as the same may be amended from time to time.

    "Collateral" has the meaning set forth in Section 9.1.

    "Collection Account" has the meaning set forth in Section 7.1(i).

    "Collections" means, (a) with respect to any Receivable, all funds which either (i) are received by the Borrower, any of the Originators or the Servicer from or on behalf of the related Obligor in payment of any amounts owed (including, without limitation, purchase prices, finance charges, interest and all other charges) in respect of such Receivable, or applied to such amounts owed by such Obligor (including, without limitation, insurance payments that the Borrower, any Originator or the Servicer applies in the ordinary course of its business to amounts owed in respect of such Receivable and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligor or any other party directly or indirectly liable for payment of such Receivable and available to be applied thereon), or (ii) are Deemed Collections, and (b) with respect to any Demand Advance, any payment of principal or interest in respect thereof.

    "Commercial Paper Notes" shall mean the commercial paper promissory notes, if any, issued by or on behalf of Blue Ridge that fund any CP Rate Loan.

    "Commitment" means, for Wachovia, its obligation to make Loans not exceeding the amount set forth below its signature to the Agreement in its capacity as a Lender, as such amount may be modified from time to time pursuant to the terms hereof.

    "Commitment Increase Request" has the meaning set forth in Section 1.7.

    "Commitment Reduction Notice" has the meaning set forth in Section 1.6.

    "Contract" means with respect to any Receivable, any agreement, contract or other writing with respect to the provision of goods or services by an Originator to an Obligor, any paper or electronic bill, statement or invoice for goods or services rendered by an Originator to an Obligor, and any instrument or chattel paper now or hereafter evidencing all or any portion of the same.

    "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

    "CP Accrual Period" means each calendar month (or portion thereof) during which any Loan is funded with Commercial Paper Notes.

    "CP Costs" means, for each day, the sum of (i) discount or interest accrued on Pooled Commercial Paper on such day, plus (ii) any and all accrued commissions in respect of placement agents and Commercial Paper Note dealers, and issuing and paying agent fees incurred, in respect of such Pooled

Commercial Paper for such day, plus (iii) other costs associated with funding small or odd-lot amounts with respect to all receivable purchase or financing facilities which are funded by Pooled Commercial Paper for such day, minus (iv) any accrual of income net of expenses received on such day from investment of collections received under all receivable purchase or financing facilities funded substantially with Pooled Commercial Paper, minus (v) any payment received on such day net of expenses in respect of Broken Funding Costs related to the prepayment of any investment or loan of Blue Ridge pursuant to the terms of any receivable purchase or financing facilities funded substantially with Pooled Commercial Paper. In addition to the foregoing costs, if Borrower shall request any Loan during any period of time determined by the Agent in its sole discretion to result in incrementally higher CP Costs applicable to such Loan, the principal associated with any such Loan shall, during such period, be deemed to be funded by Blue Ridge in a special pool (which may include capital associated with other receivable purchase or financing facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period against such principal. Notwithstanding the foregoing, on any day when any Event of Default or Unmatured Event of Default shall have occurred and be continuing, the CP Costs for each Loan funded through the issuance of Commercial Paper Notes shall equal the greater of (a) the amount determined for such day pursuant to the preceding two sentences, and (b) interest on the principal amount associated with such Loan a rate per annum equal to the Base Rate plus 2% per annum.

    "CP Rate" means, with respect to any CP Accrual Period, the rate per annum equivalent to the CP Costs accrued with respect to the principal amount of any Loan funded with Commercial Paper Notes.

    "CP Rate Loan" means a Loan made by Blue Ridge which bears interest at a CP Rate.

    "Credit and Collection Policy" means those written and unwritten credit and collection policies and practices of each of the Originators relating to Contracts and Receivables as in effect on the date of this Agreement, as modified without violating Section 7.3(c), but subject to compliance with applicable tariffs or state regulations in effect from time to time; provided that if an Event of Default or an Unmatured Default has occurred, at the request of the Agent, PCC shall provide a detailed written summary of each Credit and Collection Policy.

    "Cut-Off Date" means (a)(i) October 24, 1999 and (ii) November 21, 1999 for Receivables originated by PCC Structurals, Inc., PCC Airfoils, Inc., Johnston Pump Company, Inc., General Valve Company, Inc., and Paco Pumps, Inc., (b)(i) October 30, 1999 and (ii) November 24, 1999 for Receivables originated by Wyman-Gordon Forgings, Inc., Wyman-Gordon Investment Castings, Inc., Precision Founders, Inc., and Wyman-Gordon Company and (c) for all Receivables, the last day of each fiscal accounting period after the date specified in clause (a)(ii) or (b)(ii), as applicable.

    "Days Sales Outstanding" means, as of any day, an amount equal to the product of (x) 91, multiplied by (y) the amount obtained by dividing (i) the aggregate outstanding balance of Receivables as of the most recent Cut-Off Date, by (ii) the aggregate amount of Receivables created during the three (3) Settlement Periods including and immediately preceding such Cut-Off Date.

    "Deemed Collections" means Collections deemed received by the Borrower under Section 3.4.

    "Default Horizon Ratio" at any time means (i) for Receivables originated by PCC Structurals, Inc., Precision Founders, Inc., Wyman-Gordon Forgings, Inc., Wyman-Gordon Investment Castings, Inc., and Wyman-Gordon Company, the ratio (expressed as a percentage) computed as of the Cut-Off Date for the next preceding Settlement Period by dividing the aggregate sales generated by such Originators during the most recent four (4) Settlement Periods by the Unpaid Balance of Eligible Receivables of such Originators as of the most recent Cut-Off Date; (ii) for Receivables originated by PCC Airfoils, Inc., Johnston Pump Company, Inc., General Valve Company, Inc., and Paco Pumps, Inc., the ratio (expressed as a percentage) computed as of the Cut-Off Date for the next preceding Settlement Period by dividing the aggregate sales generated by such Originators during the most recent three

(3) Settlement Periods by the Unpaid Balance of Eligible Receivables of such Originators as of the most recent Cut-Off Date.

    "Default Rate" means a rate per annum equal to the sum of (i) the Alternate Base Rate plus (ii) 2.00%, changing when and as the Alternate Base Rate changes.

    "Default Ratio" means, as of any Cut-Off Date, (i) for Receivables originated by PCC Structurals, Inc., Precision Founders, Inc., Wyman-Gordon Forgings, Inc., Wyman-Gordon Investment Castings, Inc., and Wyman-Gordon Company, the ratio (expressed as a percentage) computed by dividing (x) the total amount of such Receivables which became Defaulted Receivables during the Settlement Period that includes such Cut-Off Date, by (y) the aggregate sales generated by these respective Originators during the Settlement Period occurring four (4) months prior to the Settlement Period ending on such Cut-Off Date; (ii) for Receivables originated by PCC Airfoils, Inc., Johnston Pump Company, Inc., General Valve Company, Inc., and Paco Pumps, Inc., the ratio (expressed as a percentage) computed by dividing (x) the total amount of such Receivables which became Defaulted Receivables during the Settlement Period that includes such Cut-Off Date, by (y) the aggregate sales generated by these respective Originators during the Settlement Period occurring three (3) months prior to the Settlement Period ending on such Cut-Off Date.

    "Defaulted Receivable" means (i) for Receivables originated by PCC Structurals, Inc., Precision Founders, Inc., Wyman-Gordon Forgings, Inc., Wyman-Gordon Investment Castings, Inc., and Wyman-Gordon Company, a Receivable: (a) as to which any payment, or part thereof, remains unpaid for more than 120 days from the original invoice date for such Receivable; (b) as to which an Event of Bankruptcy has occurred and remains continuing with respect to the Obligor thereof; or (c) which has been, or, consistent with the Credit and Collection Policy would be, written off the Borrower's, any Originator's or the Servicer's books as uncollectible; (ii) for Receivables originated by PCC Airfoils, Inc., Johnston Pump Company, Inc., General Valve Company, Inc., and Paco Pumps, Inc., a Receivable: (a) as to which any payment, or part thereof, remains unpaid for more than 90 days from the original invoice date for such Receivable; (b) as to which an Event of Bankruptcy has occurred and remains continuing with respect to the Obligor thereof; or (c) which has been, or, consistent with the Credit and Collection Policy would be, written off the Borrower's, any Originator's or the Servicer's books as uncollectible.

    "Delinquency Ratio" at any time means the ratio (expressed as a percentage) computed as of the Cut-Off Date for the next preceding Settlement Period by dividing (x) the aggregate Unpaid Balance of all Receivables that are Delinquent Receivables on such Cut-Off Date by (y) the aggregate Unpaid Balance of Receivables on such Cut-Off Date.

    "Delinquent Receivable" means (i) for Receivables originated by PCC Structurals, Inc., Precision Founders, Inc., Wyman-Gordon Forgings, Inc., Wyman-Gordon Investment Castings, Inc., and Wyman-Gordon Company, a Receivable as to which any payment, or part thereof, remains unpaid for 91-120 days from the original invoice date of such Receivable; (ii) for Receivables originated by PCC Airfoils, Inc., Johnston Pump Company, Inc., General Valve Company, Inc., and Paco Pumps, Inc., a Receivable as to which any payment, or part thereof, remains unpaid for 61-90 days from the original invoice date of such Receivable.

    "Demand Advance" means an advance made by the Borrower to PCC on any day during the Revolving Period (other than a Settlement Date) on which no Servicer Transfer Event exists and is continuing, which advance (a) is payable upon demand, (b) is not evidenced by an instrument, chattel paper or a certificated security, (c) bears interest at a market rate determined by the Borrower and PCC from time to time, and (d) may not be offset by PCC against amounts due and owing from the Borrower to PCC under the Subordinated Note.

    "Dilution" means the amount of any reduction or cancellation of the Unpaid Balance of a Receivable as described in Section 3.4(a) .

    "Dilution Horizon Ratio" means, on any date of determination, an amount calculated by dividing (a) cumulative sales generated during the three (3) most recent Settlement Periods by (b) the Net Pool Balance as of the most recent Cut-Off Date.

    "Dilution Ratio" means a percentage equal to a fraction, the numerator of which is the total amount of decreases in Unpaid Balances due to Dilutions during the most recent Settlement Period, and the denominator of which is the amount of sales generated during the Settlement Period three (3) months prior to the most recent Settlement Period.

    "Dilution Reserve" means, on any date of determination, an amount equal to the product of (a) the sum of (i) the product of two (2) times the Adjusted Dilution Ratio, plus (ii) the Dilution Volatility Component, times (b) the Dilution Horizon Ratio.

    "Dilution Volatility Component" means an amount (expressed as a percentage) equal to the product of (i) the difference between (a) the highest three (3)-month rolling average Dilution Ratio over the past 12 Settlement Periods and (b) the Adjusted Dilution Ratio, and (ii) a fraction, the numerator of which is equal to the amount calculated in (i)(a) of this definition and the denominator of which is equal to the amount calculated in (i)(b) of this definition.

    "Dollars" means dollars in lawful money of the United States of America.

    "Downgraded Liquidity Bank" means a Liquidity Bank which has been the subject of a Downgrading Event.

    "Downgrading Event" with respect to any Person means the lowering of the rating with regard to the short-term securities of such Person to below (i) A-1 by S&P, or (ii) P-1 by Moody's.

    "Eligible Assignee" means (a) any "bankruptcy remote" special purpose entity which is administered by Wachovia (or any Affiliate of Wachovia) that is in the business of acquiring or financing receivables, securities and/or other financial assets and which issues commercial paper notes that are rated at least A-1 by S&P and P-1 by Moody's, (b) any Qualifying Liquidity Bank having a combined capital and surplus of at least $250,000,000, or (c) any Downgraded Liquidity Bank whose liquidity commitment has been fully drawn by Blue Ridge or the Agent and funded into a collateral account.

    "Eligible Receivable" means, at any time, a Receivable:

    (a) which is a Receivable arising out of the sale of goods or services by an Originator in the ordinary course of its business that has been sold to PCC in a "true sale" transaction pursuant to the First-Step Receivables Purchase Agreement, and sold or contributed by PCC to the Borrower pursuant to the Sale Agreement in a "true sale" or "true contribution" transaction;

    (b) as to which the perfection of the Agent's security interest, on behalf of the Secured Parties, is governed by the laws of a jurisdiction where the Uniform Commercial Code-Secured Transactions is in force, and which constitutes an "account" as defined in the Uniform Commercial Code as in effect in such jurisdiction;

    (c) the Obligor of which is not (i) an Affiliate of any Loan Party, or (ii) a Governmental Authority as to which the assignment of receivables owing therefrom requires compliance with the Federal Assignment of Claims Act or other similar legislation;

    (d) the Obligor of which is either (i) a resident of the United States (or one of its possessions or territories), or (ii) prior to the occurrence of a Servicer Credit Event, a resident of an Approved Country;

    (e) which is not a Defaulted Receivable at such time and which was not, as of the Cut-Off Date immediately preceding its acquisition by the Borrower, a Delinquent Receivable;

    (f)  with regard to which the representations and warranties of the Borrower in Sections 6.1(j) and (l) are true and correct;

    (g) the granting of a security interest (as defined in Article 1 of the UCC) therein does not contravene or conflict with any law;

    (h) which is denominated and payable only in Dollars in the United States;

    (i)  which arises under a Contract and is evidenced by a Contract, in each case that has been duly authorized and that, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms and is not subject to any dispute, offset (except as provided below), counterclaim or defense whatsoever; provided, however, that if such dispute, offset, counterclaim or defense affects only a portion of the Unpaid Balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Unpaid Balance which is not so affected, and provided further, that Receivables owing from any Obligor to whom the applicable Originator owes accounts payable (thereby giving rise to a potential offset) may be treated as Eligible Receivables to the extent the Obligor of such receivables has agreed pursuant to a written agreement in form and substance satisfactory to the Agent, that such Receivables shall not be subject to such offset;

    (j)  which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect if such violation would impair the collectibility of such Receivable;

    (k) which satisfies in all material respects all applicable requirements of the applicable Originator's Credit and Collection Policy;

    (l)  the original term of which has not been extended (except as permitted in Section 8.2(c)) and the Unpaid Balance of which has not been adjusted more than once; and

    (m) as to which the Obligor is not Messier Dowty (Quebec).

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

    "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with PCC within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

    "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by PCC or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by PCC or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon PCC or any ERISA Affiliate in excess of $5,000,000.

    "Eurodollar Business Day" means a day of the year as defined in clause (ii) of the definition of "Business Day."

    "Eurodollar Loan" means a Loan which bears interest at the applicable Eurodollar Rate.

    "Eurodollar Rate" means, for any Interest Period, the rate per annum determined on the basis of the offered rate for deposits in Dollars of amounts equal or comparable to the principal amount of the related Liquidity Funding offered for a term comparable to such Interest Period, which rates appear on Telerate page 3750 (or any successor page thereto) effective as of 11:00 A.M., London time, two (2) Eurodollar Business Days prior to the first day of such Interest Period, provided that if no such offered rates appear on such page, the Eurodollar Rate for such Interest Period will be the arithmetic average (rounded upwards, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two (2) major banks in New York City, selected by the Agent, at approximately 10:00 A.M., New York City time, two (2) Eurodollar Business Days prior to the first day of such Interest Period, for deposits in Dollars offered by leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such Liquidity Funding.

    "Eurodollar Rate (Reserve Adjusted)" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable Eurodollar Rate for such Interest Period by (ii) 1.00 minus the Eurodollar Reserve Percentage.

    "Eurodollar Reserve Percentage" shall mean, with respect to any Interest Period, the maximum reserve percentage, if any, applicable to a Liquidity Bank under Regulation D during such Interest Period (or if more than one percentage shall be applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be applicable) for determining such Liquidity Bank's reserve requirement (including any marginal, supplemental or emergency reserves) with respect to liabilities or assets having a term comparable to such Interest Period consisting or included in the computation of "Eurocurrency Liabilities" pursuant to Regulation D. Without limiting the effect of the foregoing, the Eurodollar Reserve Percentage shall reflect any other reserves required to be maintained by such Liquidity Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the "London Interbank Offered Rate" or "LIBOR" is to be determined or (b) any category of extensions of credit or other assets which include LIBOR-based credits or assets.

    "Event of Default" means an event described in Section 10.1.

    "Event of Bankruptcy" shall be deemed to have occurred with respect to a Person if either:

    (a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

    (b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee (other than a trustee under a deed of trust, indenture or similar instrument), custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

    "Excess Concentration Amount" means, as of any date, the sum of the amounts by which the aggregate Unpaid Balance of Receivables of each Obligor exceeds the Obligor Concentration Limit for such Obligor.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

    "Existing Agreement" has the meaning provided in the preamble of this Agreement.

    "Extension Request" has the meaning set forth in Section 1.8.

    "Facility Fee" has the meaning set forth in each of the Fee Letter.

    "Federal Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as amended and any successor statute thereto.

    "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions, as reasonably determined by the Agent.

    "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto or to the functions thereof.

    "Fee Letter" means that certain Fee Letter dated as of December 10, 1999 by and among PCC, the Borrower, Blue Ridge and the Agent.

    "Final Payout Date" means the date following the Termination Date on which the Obligations have been paid in full.

    "First-Step Receivables Purchase Agreement" means the First-Step Receivables Purchase Agreement dated as of December 10, 1999, by and between the Originators, as sellers, and PCC, as buyer, as it may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.3(f).

    "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, which are applicable to the circumstances as of the date of determination.

    "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

    "Guarantee" of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided however that the term Guarantee shall not include endorsements for collection or deposit, in either case, in the ordinary course of business.

    "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited, if such obligations are without recourse to such Person, to the lesser of the principal amount of such Indebtedness or the fair market value of such property, (g) all Guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (the amount of any such obligation to be the amount that would be payable upon the acceleration, termination or liquidation thereof) and (j) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

    "Indemnified Amounts" has the meaning set forth in Section 13.1(a).

    "Indemnified Party" has the meaning set forth in Section 13.1(a).

    "Independent Director" has the meaning set forth in Section 7.4(b).

    "Information Package" has the meaning set forth in Section 3.1(a).

    "Initial Due Diligence Auditor" means Arthur Andersen, LLP.

    "Interest Payment Date" means:

    (a) with respect to any CP Rate Loan, each Settlement Date while such Loan remains outstanding, the date on which any such Loan is prepaid, in whole or in part, and the Termination Date;

    (b) with respect to any Eurodollar Loan, the last day of its Interest Period, the date on which any such Loan is prepaid, in whole or in part, and the Termination Date;

    (c) with respect to any Alternate Base Rate Loan, each Settlement Date while such Loan remains outstanding, the date on which any such Loan is prepaid, in whole or in part, and the Termination Date; and

    (d) with respect to any Loan while the Default Rate is applicable thereto, upon demand or, in the absence of any such demand, each Settlement Date while such Loan remains outstanding, the date on which any such Loan is prepaid, in whole or in part, and the Termination Date.

    "Interest Period" means, with respect to a Eurodollar Loan, a period not to exceed three (3) months commencing on a Business Day selected by the Borrower (or the Servicer on the Borrower's behalf) pursuant to this Agreement and agreed to by the Agent. Such Interest Period shall end on the day which corresponds numerically to such date one (1), two (2), or three (3) months thereafter, provided, however, that (i) if there is no such numerically corresponding day in such next, second or third succeeding month, such Interest Period shall end on the last Business Day of such next, second or third succeeding month, and (ii) if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day unless said next succeeding Business Day falls in a new calendar month, then such Interest Period shall end on the immediately preceding Business Day.

    "Interest Rate" means a Eurodollar Rate (Reserve Adjusted), a CP Rate, the Alternate Base Rate or the Default Rate.

    "Interest Reserve" shall mean, on any date of determination, 1.5 times the Alternate Base Rate times a fraction the numerator of which is the 12-month high Days Sales Outstanding and the denominator of which is 360.

    "Lenders" means Blue Ridge, Wachovia and their respective successors and permitted assigns.

    "Lien" means any security interest, lien, encumbrance, pledge, assignment, title retention agreement, similar claim, right or interest.

    "Liquidity Agreement" means the Liquidity Asset Purchase Agreement dated as of December 16, 1999 among Blue Ridge, the Agent, and the Liquidity Banks from time to time party thereto, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

    "Liquidity Bank" means (a) Wachovia, and (b) any Eligible Assignee of Wachovia's Commitment hereunder and Wachovia's Liquidity Commitment under the Liquidity Agreement to which all consents of the Agent and the Borrower required under Section 12.1(c) hereof have been given. A Liquidity Bank will become a "Lender" hereunder at such time as it makes any Liquidity Funding.

    "Liquidity Commitment" means, with respect to each Liquidity Bank, its commitment to make Liquidity Fundings pursuant to the Liquidity Agreement.

    "Liquidity Funding" means (a) a purchase made by any Liquidity Bank pursuant to its Liquidity Commitment of all or any portion of one of Blue Ridge's Loans, or (b) any Loan made by the Liquidity Banks in lieu of Blue Ridge pursuant to Section 1.1.

    "Liquidity Termination Date" means the earlier to occur of the following:

    (a) the date on which the Liquidity Banks' commitments pursuant to the Liquidity Agreement expire, cease to be available to Blue Ridge or otherwise cease to be in full force and effect; or

    (b) the date on which a Downgrading Event with respect to a Liquidity Bank shall have occurred and been continuing for not less than thirty (30) days, and either (i) the Downgraded Liquidity Bank shall not have been replaced by a Qualifying Liquidity Bank pursuant to the Liquidity Agreement, or (ii) the commitment of such Downgraded Liquidity Bank under a Liquidity Agreement shall not have been funded or collateralized in such a manner that will avoid a reduction in or withdrawal of the credit rating applied to the Commercial Paper Notes to which such Liquidity Agreement applies by any of the rating agencies then rating such Commercial Paper Notes.

    "Loan" means any loan made by a Lender to the Borrower pursuant to this Agreement. Each Loan shall either be a CP Rate Loan, an Alternate Base Rate Loan or a Eurodollar Rate Loan, selected in accordance with the terms of this Agreement.

    "Loan Parties" means, collectively, (i) the Borrower, and (ii) PCC.

    "Lock-Box" has the meaning set forth in the Lock-Box Agreements.

    "Lock-Box Account" means any bank account of the Borrower or the Agent into which Collections are deposited or transferred and which, from and after January 31, 2000, is subject to a Lock-Box Agreement.

    "Lock-Box Agreement" means an agreement, in substantially the form of Exhibit A (or as otherwise approved by the Agent), among an Originator, PCC, the Borrower, the Agent and a Lock-Box Bank.

    "Lock-Box Bank" means any of the banks holding one or more lock-boxes, blocked accounts or Lock-Box Accounts receiving Collections from Receivables.

    "Loss Reserve" as of any Cut-Off Date means an amount equal to (A) two (2) times (B) the sum of (1) the product of (a) the total Unpaid Balance of Eligible Receivables originated by PCC Structurals, Inc., Precision Founders, Inc., Wyman-Gordon Forgings, Inc., Wyman-Gordon Investment Castings, Inc., and Wyman-Gordon Company divided by the total Unpaid Balance of Eligible Receivables originated by all Originators, times (b) the highest three (3)-month rolling average Default Ratio, as defined in (i) of such definition, during the most recent 12 Settlement Periods, times (c) the Default Horizon Ratio, as defined in (i) of such definition, and (2) the product of (x) the total Unpaid Balance of Eligible Receivables originated by PCC Airfoils, Inc., Johnston Pump Company, Inc., General Valve Company, Inc., and Paco Pumps, Inc., divided by the total Unpaid Balance of Eligible Receivables originated by all Originators, times (y) the highest three (3)-month rolling average Default Ratio, as defined in (ii) of such definition, during the most recent 12 Settlement Periods, times (z) the Default Horizon Ratio, as defined in (ii) of such definition.

    "Majority Lenders" means, collectively, (a) Lenders whose Commitments aggregate more than 50% of the Aggregate Commitment, and (b) in addition to the foregoing, at any time while Blue Ridge has any Loans outstanding, "Majority Lenders" shall also include Blue Ridge.

    "Material Adverse Effect" means:

      (i)  a material adverse change in, or a material adverse effect upon (A) the operations, business, properties, condition (financial or otherwise) or prospects of PCC and its Subsidiaries taken as a whole, or (B) the Borrower's assets or financial condition (in each case, after taking into account any and all contributions to the Borrower's capital made and/or improvements in the speed or percentage of Collections from and after the date of this Agreement);

      (ii) a material impairment of the ability of any Loan Party to perform under any Transaction Document or to avoid or cure, as applicable, any Unmatured Default or Event of Default;

      (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Transaction Document;

      (iv) a material adverse effect upon the validity, enforceability or collectibility of a material portion of the Receivables; or

      (v) a material adverse effect upon the validity, perfection, priority or enforceability of the Borrower's title to—or the Agent's security interest, on behalf of the Secured Parties, in—the Collateral.

    "Moody's" means Moody's Investors Service, Inc.

    "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which PCC or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three (3) calendar years, has made, or been obligated to make, contributions.

    "Net Pool Balance" means, at any time, an amount equal to (i) the aggregate Unpaid Balance of all Eligible Receivables at such time, minus (ii) the Excess Concentration Amount at such time.

    "Obligations" means, collectively: (i) all unpaid principal of the Loans, all accrued and unpaid interest on the Loans, all accrued and unpaid Broken Funding Costs, and all accrued and unpaid fees under the Fee Letter, and (ii) all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders (or any Lender), the Agent or any Indemnified Party arising under the Transaction Documents.

    "Obligor" means a Person obligated to make payments with respect to a Receivable, including any guarantor thereof.

    "Obligor Concentration Limit" means, at any time:

    (a) in relation to the aggregate Unpaid Balance of Receivables owed by all Obligors residing in a country other than the United States (or one of its territories or possessions), the percentage of Eligible Receivables specified in the table below (unless and until the Agent, upon not less than three (3) Business Days' prior written notice to the Borrower, designates a different percentage):

Country	S&P/Moody's Country Sovereign Rating	Allowable % of Eligible Receivables
Belgium	AA+/Aaa	1.0%
Canada	AA+/Aa2	10.0%
France	AAA/Aaa	5.0%
Germany	AAA/Aaa	8.0%
Ireland	A+/Aaa	1.0%
Italy	AA/Aaa	3.0%
Japan	AAA/Aa1	3.0%
Netherlands	AAA/Aaa	1.0%
Norway	AAA/Aaa	3.0%
Singapore	AAA/Aa1	1.0%
South Korea	BBB-/Baa3	2.0%
Spain	AA+/Aaa	1.0%
Sweden	AA+/Aa1	3.0%
Switzerland	AAA/Aaa	3.0%
Turkey	B/B1	2.0%
United Kingdom	AAA/Aaa	10.0%

    (b) in relation to the aggregate Unpaid Balance of Receivables owed by any single Obligor and its Affiliated Obligors (if any), the applicable concentration limit shall, unless the Agent from time to time upon the Borrower's request (or the Servicer's request on behalf of the Borrower) agrees to a higher percentage of Eligible Receivables (each such higher percentage, a "Special Obligor Concentration Limit") for a particular Obligor and its Affiliates, be determined as follows for Obligors who have a short term unsecured debt rating (or, in the absence of such a rating, the equivalent long term unsecured senior debt rating) currently assigned to them by either S&P or Moody's, the applicable concentration limit shall be determined according to the following table (and, if such Obligor is rated by both agencies and has a split rating (except for an A-1+/P-1 rating), the applicable rating will be the lower of the two):

S&P Rating	Moody's Rating	Allowable % of Eligible Receivables
A-1+		10%
A-1	P-1	8%
A-2	P-2	6%
A-3	P-3	3%
Below A-3 or Not Rated by either S&P or Moody's	Below P-3 or Not Rated by either S&P or Moody's	2.5%

As of the date hereof, the Special Obligor Concentration Limit for General Electric Company and its Affiliates shall be 30% of the aggregate Unpaid Balance of Eligible Receivables; provided, however, that such Special Obligor Concentration Limit shall be automatically deemed revoked at the time, if any, when General Electric Company ceases to have a short-term unsecured senior debt rating of higher than "A-2" from S&P and a short-term unsecured senior debt rating of higher than "P-2" from Moody's.

    "Originator" means any of PCC Structurals, Inc., an Oregon corporation, PCC Airfoils, Inc., an Ohio corporation, Johnston Pump Company, Inc., a California corporation, General Valve Company, Inc., a California corporation, Paco Pumps, Inc., a Delaware corporation, Precision Founders, Inc., a California corporation, Wyman-Gordon Forgings, Inc., a Delaware corporation, Wyman-Gordon Investment Castings, Inc., a Delaware corporation, and Wyman-Gordon Company, a Massachusetts corporation, and their respective successors.

    "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

    "PCC" has the meaning set forth in the preamble of this Agreement.

    "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which PCC sponsors or maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

    "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

    "Pooled Commercial Paper" means Commercial Paper Notes subject to any particular pooling arrangement by Blue Ridge, but excluding Commercial Paper Notes issued by Blue Ridge for a tenor and in an amount specifically requested by any Person in connection with any agreement effected by Blue Ridge.

    "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which a Loan Party sponsors or maintains or to which a Loan Party makes, is making, or is obligated to make contributions and includes any Pension Plan, other than a Plan maintained outside the United States primarily for the benefit of Persons who are not U.S. residents.

    "Prepayment Notice" has the meaning set forth in Section 1.5(a).

    "Program Information" has the meaning set forth in Section 14.8.

    "Qualifying Liquidity Bank" means a Liquidity Bank with a rating of its short-term securities equal to or higher than (i) A-1 by S&P and (ii) P-1 by Moody's.

    "Ratable Share" means with respect to any Liquidity Bank, the ratio which its Commitment bears to the Aggregate Commitment.

    "Receivable" means any right to payment arising from the sale of goods and/or services by an Originator, including, without limitation, the right to payment of any interest or finance charges and other amounts with respect thereto, which is sold or contributed to the Borrower under the Sale Agreement. Rights to payment arising from any one transaction, including, without limitation, rights to payment represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the rights to payment arising from any other transaction or evidenced by any other invoice; provided, however, any right to payment referred to in this sentence shall be a Receivable regardless of whether the account debtor or the Borrower treats such right to payment as a separate payment obligation.

    "Records" means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Assets and the related Obligor.

    "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

    "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

    "Regulatory Change" shall mean any change after the date of this Agreement in United States (federal, state or municipal) or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks (including the Liquidity Banks) of or under any United States (federal, state or municipal) or foreign, laws, or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

    "Related Assets" means (a) all rights to, but not any obligations under, all Related Security related to any Receivables, (b) all rights and interests of the Borrower under the Sale Agreement and the First-Step Receivables Purchase Agreement, (c) all Records evidencing or otherwise relating to any Receivables, (d) the Collection Account (if any) and all Lock-Box Accounts and all cash and instruments therein, to the extent constituting or representing the items in the following clauses (e) and (f), (e) all of the Borrower's rights to demand and receive payment in respect of any Demand Advances, and (f) all Collections in respect of, and other proceeds of, any Receivables or any other Related Assets.

    "Related Security" means, with respect to any Receivable, all of the Borrower's right, title and interest in and to: (a) all Records that relate to such Receivable; (b) all security deposits and other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise; (c) all UCC financing statements covering any collateral securing payment of such Receivable; (d) all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and (e) all insurance policies, and all claims thereunder, related to such Receivable, in each case to the extent directly related to rights to payment, collection and enforcement, and other rights with respect to such Receivable.

    "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the thirty (30)-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

    "Reporting Date" has the meaning set forth in Section 3.1(a).

    "Required Amounts" has the meaning set forth in Section 3.2.

    "Required Notice Period" means, with respect to any reduction of the aggregate outstanding principal of the Advances, the number of days' prior notice set forth in the table below opposite the amount of such reduction:

Reduction of Aggregate Outstanding	Required Notice Period
Principal of the Advances less than 25% of the Aggregate Commitment	2 Business Days
greater than or equal to 25% but less than 50% of the Aggregate Commitment	5 Business Days
greater than or equal to 50% of the Aggregate Commitment	10 Business Days

    "Required Reserve" means:

      (X) on any day prior to the occurrence of a Servicer Credit Event, the greater of (A) (i) the Net Pool Balance times (ii) the sum of (a) the product of (1) 4.0 times (2) the Obligor Concentration Limit for unrated Obligors plus (b) the sum of the Obligor Concentration Limit for all Approved Countries with sovereign ratings lower than A by S&P or lower than A2 by Moody's and (B) the sum of (i) (a) the Unpaid Balance of Eligible Receivables times (b) the Loss Reserve, (ii) (a) the Net Pool Balance times (b) the Interest Reserve, and (iii) (a) the Net Pool Balance times (b) the Servicing Reserve; and

      (Y) on any day from and after the occurrence of a Servicer Credit Event, the greater of (A) (i) the Net Pool Balance times (ii) the sum of (a) the product of (1) 4.0 times (2) the Obligor Concentration Limit for unrated Obligors plus (b) the sum of the Obligor Concentration Limit for all Approved Countries with sovereign ratings lower than A by S&P or lower than A2 by Moody's plus (c) the product of (1) the Adjusted Dilution Ratio and (2) the Dilution Horizon Ratio and (B) the sum of (i) (a) the Unpaid Balance of Eligible Receivables times (b) the Loss Reserve, (ii) (a) the Net Pool Balance times (b) the Interest Reserve, (iii) (a) the Net Pool Balance times (b) the Servicing Reserve, and (iv) (a) the Net Pool Balance times (b) the Dilution Reserve.

    "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or final, nonappealable determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

    "Response Date" has the meaning set forth in Section 1.8.

    "Review" has the meaning set forth in Section 7.1(c).

    "Revolving Period" means the period from and after the date of the initial Advance under this Agreement to but excluding the Termination Date.

    "S&P" means Standard and Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc.

    "Sale Agreement" means the Receivables Sale and Contribution Agreement dated as of December 10, 1999 between PCC, as seller and contributor, and the Borrower, as purchaser or recipient, as it may be amended, supplemented or otherwise modified in accordance with Section 7.3(f).

    "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

    "Scheduled Termination Date" means February 28, 2001, unless extended by unanimous agreement of the Agent, the Lenders and the Liquidity Banks.

    "SEC" means the Securities and Exchange Commission.

    "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

    "Secured Parties" means the Agent, the Indemnified Parties and the Affected Parties.

    "Servicer" has the meaning set forth in the preamble of this Agreement.

    "Servicer Credit Event" means that the rating with regard to the long-term unsecured debt of PCC has been lowered to BB or below by S&P and to Ba2 or below by Moody's.

    "Servicer Transfer Event" means the occurrence and continuance of any Unmatured Default or Event of Default.

    "Servicer's Fee" accrued for any day in a Settlement Period means:

    (a) an amount equal to (x) 1.0% per annum (or, at any time while PCC is the Servicer, such lesser percentage as may be agreed between the Borrower and the Servicer on an arms' length basis based on then prevailing market terms for similar services), times (y) the aggregate Unpaid Balance of the Receivables at the close of business on the first day of such Settlement Period, times (z) 1/360; or

    (b) on and after the Servicer's reasonable request made at any time when PCC shall no longer be the Servicer, an alternative amount specified by the Servicer not exceeding (x) 110% of the Servicer's costs and expenses of performing its obligations under the Agreement during the Settlement Period when such day occurs, divided by (y) the number of days in such Settlement Period.

    "Servicing Reserve" shall mean 1.0% times a fraction, the numerator of which is the highest Days Sales Outstanding calculated for each of the most recent 12 Settlement Periods and the denominator of which is 360.

    "Settlement Date" means (a) the second Business Day after each Reporting Date, and, following the occurrence and during the continuance of an Unmatured Default or an Event of Default, such other Business Days as the Agent may specify in a written notice to the Loan Parties, and (b) the Termination Date.

    "Settlement Period" means: (a) the period from and including the date of the initial Advance to but excluding the next Cut-Off Date; and (b) thereafter, each period from and including a Cut-Off Date to the earlier to occur of the next Cut-Off Date or the Final Payout Date.

    "Structuring Fee" has the meaning set forth in the Fee Letter.

    "Subordinated Loan" has the meaning set forth in the Sale Agreement.

    "Subordinated Note" has the meaning set forth in the Sale Agreement.

    "Subsidiary" of any Person means (i) a corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned or controlled by such Person, directly or indirectly through Subsidiaries, and (ii) any partnership, association, joint venture or other entity in which such Person, directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.

    "Successor Notice" has the meaning set forth in Section 8.1(b).

    "Termination Date" means the earliest to occur of:

    (a) the Scheduled Termination Date;

    (b) the Liquidity Termination Date;

    (c) the date designated by the Borrower as the "Termination Date" on not less than five (5) Business Days' notice to the Agent, provided that on such date the Obligations are or have been paid in full;

    (d) the date specified in Section 10.2(a) or (b); or

    (e) the Purchase Termination Date (under and as defined in the First-Step Receivables Purchase Agreement or the Sale Agreement; or

    (f)  Blue Ridge shall become an "investment company."

    "Transaction Documents" means this Agreement, the Lock-Box Agreements, the First-Step Receivables Purchase Agreement, the Sale Agreement, the Fee Letter, the Subordinated Note and the other documents to be executed and delivered in connection herewith.

    "Transferee" is defined in Section 12.4.

    "UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

    "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan(s) pursuant to Section 412 of the Code for the applicable plan year.

    "Unmatured Default" means an event which, but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

    "Unpaid Balance" of any Receivable means at any time the unpaid amount thereof, but excluding all late payment charges, delinquency charges and extension or collection fees.

    "Usage Fee" has the meaning set forth in the Fee Letter.

    "Wachovia" has the meaning set forth in the preamble of this Agreement.

    "Wachovia Roles" has the meaning set forth in Section 11.10,cfn.

    The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

    B. Other Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

    C. Computation of Time Periods.  Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

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AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT
W I T N E S S E T H:
ARTICLE I. THE CREDIT
ARTICLE II. BORROWING AND PAYMENT MECHANICS; CERTAIN COMPUTATIONS
ARTICLE III. SETTLEMENTS
ARTICLE IV. FEES AND YIELD PROTECTION
ARTICLE V. CONDITIONS OF ADVANCES
ARTICLE VI. REPRESENTATIONS AND WARRANTIES
ARTICLE VII. GENERAL COVENANTS OF LOAN PARTIES
ARTICLE VIII. ADMINISTRATION AND COLLECTION
ARTICLE IX. SECURITY INTEREST
ARTICLE X. EVENTS OF DEFAULT
ARTICLE XI. THE AGENT
ARTICLE XII. ASSIGNMENTS AND PARTICIPATIONS
ARTICLE XIII. INDEMNIFICATION
ARTICLE XIV. MISCELLANEOUS
ANNEX A DEFINITIONS